SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

C&J ENERGY SERVICES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 10, 2012

Dear Fellow Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of C&J Energy Services, Inc. to be held at 9:00 am, Central Daylight Time, on May 29, 2012, at the Westin Houston Memorial City, 945 Gessner Rd., Houston, Texas, 77024.

The matters to be acted on at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Additionally, we will report on C&J’s business and financial performance.

It is important that your shares are represented at the Annual Meeting, whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions, as soon as possible, by completing, signing and mailing the enclosed proxy card or by using the telephone or Internet voting.

We hope you will be able to join us at our Annual Meeting in Houston on May 29, 2012.

Sincerely,

Joshua E. Comstock

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 10, 2012

To the Stockholders of C&J Energy Services, Inc.:

The Annual Meeting of Stockholders of C&J Energy Services, Inc. will be held on May 29, 2012, at 9:00 am, Central Daylight Time, at the Westin Houston Memorial City, 945 Gessner Rd., Houston, Texas, 77024. At the Annual Meeting, we will consider and vote upon the following matters:

(1)	The election of seven directors to serve until the 2013 Annual Meeting of Stockholders;

(2)	The approval of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan;

(3)	An advisory vote to approve named executive officer compensation;

(4)	An advisory vote on the frequency of executive compensation advisory votes;

(5)	The ratification of the appointment of UHY LLP as the independent registered public accounting firm of C&J Energy Services, Inc. for the fiscal year ending December 31, 2012; and

(6)	The consideration of any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

If you were a stockholder of C&J Energy Services, Inc. at the close of business on April 10, 2012, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. A list of stockholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the Annual Meeting at the offices of C&J Energy Services, Inc., located at 10375 Richmond Ave., Suite 2000, Houston, TX 77042. The list of stockholders will also be available for your review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the forgoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is important. Even if you plan to attend the Annual Meeting, please complete, sign and mail the enclosed proxy card as promptly as possible in the accompanying envelope or use the telephone or Internet voting.

By Order of the Board of Directors,

Theodore R. Moore

Vice President, General Counsel & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2012

This Notice of Annual Meeting of Stockholders, the Proxy Statement for the Annual Meeting and the Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at www.proxyvote.com.

PROXY STATEMENT	1

2012 ANNUAL MEETING DATE AND LOCATION	1

DELIVERY OF PROXY MATERIALS	1

ABOUT THE ANNUAL MEETING	1
What is the Purpose of the Annual Meeting?	1
Who is Entitled to Vote at the Annual Meeting?	1
How Many Votes Can I Cast?	2
What is the Difference Between a Stockholder of Record and a “Street Name” Holder?	2
How do I Vote My Shares?	2
Can I Revoke my Proxy?	3
What is the Effect of Broker Non-Votes and Abstentions and What Vote is Required to Approve Each Proposal?	3
What is a Quorum?	5
Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?	5
May I Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders or Nominate Individuals to Serve as Directors?	5

CORPORATE GOVERNANCE	6
Corporate Governance Guidelines	6
Corporate Code of Business Conduct and Ethics	7
Financial Code of Ethics	7

INFORMATION ABOUT OUR BOARD AND ITS COMMITTEES	8
General	8
Board Leadership Structure	8
Board Diversity	8
Board Independence	9
Executive Sessions of our Board	9
Risk Oversight	9
Committees of our Board	9

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	13

TRANSACTIONS WITH RELATED PERSONS	14
Transactions	14
Policies and Procedures for Identifying, Reviewing, Assessing and Approving Related Persons Transactions	16

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS	18
Proposal 1 – Election of Directors	18
Proposal 2 – Approval of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan	22
Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation	30
Proposal 4 – Advisory Vote on the Frequency of Executive Compensation Advisory Votes	32
Proposal 5 – Ratification of the Appointment of UHY LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2012	33

STOCK OWNERSHIP INFORMATION	35
Section 16(a) Beneficial Ownership Reporting Compliance	35
Security Ownership of Management and Certain Beneficial Owners	35

i

ii

PROXY STATEMENT

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (our “Board”) of C&J Energy Services, Inc. (“C&J”) for use at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”).

2012 ANNUAL MEETING DATE AND LOCATION

The Annual Meeting will be held at the Westin Houston Memorial City, 945 Gessner Rd., Houston, Texas, 77024, on May 29, 2012, at 9:00 am, Central Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. References in this Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.

DELIVERY OF PROXY MATERIALS

The Notice of Annual Meeting of Stockholders, this Proxy Statement, the attached proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2011 are being mailed together on or about April 20, 2012 to each of our stockholders entitled to notice of and to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of seven directors, the approval of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan, an advisory vote to approve named executive officer compensation, an advisory vote on the frequency of executive compensation advisory votes, the ratification of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and the consideration of any other matters properly presented at the Annual Meeting. In addition, our management will report on our business and financial performance during fiscal year 2011 and respond to your questions.

Who is Entitled to Vote at the Annual Meeting?

Only our stockholders as of 5:00 p.m., Central Daylight Time, on April 10, 2012, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. On April 10, 2012, there were 51,952,743 shares of C&J Energy Services, Inc. common stock, par value $0.01 (“Common Stock”), issued and outstanding and entitled to vote at the Annual Meeting.

How Many Votes Can I Cast?

You are entitled to one vote for each share of Common Stock you owned at 5:00 p.m., Central Daylight Time, on April 10, 2012, on all matters presented at the Annual Meeting.

What is the Difference Between a Stockholder of Record and a “Street Name” Holder?

Most stockholders hold their shares through a bank, broker or other holder of record rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

•

Stockholder of Record. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

•

Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares.

How do I Vote My Shares?

Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By Internet. You may submit a proxy electronically on the Internet by following the instructions provided on the enclosed proxy card. Please have the proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 28, 2012.

•

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) by using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 28, 2012.

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street Name Stockholders: Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By Mail. You may indicate your vote by completing, signing and dating your voting instruction form or other information forwarded by your bank, broker or other holder of record and returning it to such party in the manner specified in such materials.

•

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information provided by the record holder.

•

In Person with a Proxy from the Record Holder. You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other holder of record. Please consult the voting instruction form or other information sent to you by your bank, broker or other holder of record to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Can I Revoke my Proxy?

Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•	submitting written notice of revocation to C&J Energy Services, Inc., 10375 Richmond Ave., Suite 2000, Houston, Texas 77042, Attn: Corporate Secretary, no later than May 28, 2012.

•	submitting a later dated proxy with new voting instructions by mail, telephone or the Internet voting system; or

•	attending the Annual Meeting and voting your shares in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or holder of record in accordance with that entity’s procedures.

What is the Effect of Broker Non-Votes and Abstentions and What Vote is Required to Approve Each Proposal?

If you are a street name stockholder, you will receive instructions from your bank, broker or other holder of record describing how to vote your shares. If you do not instruct your bank, broker or other holder of record how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”).

There are also non-discretionary matters for which banks, brokers and other holders of record do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other holder of record does not have discretion to vote on a particular matter, you have not given timely instructions on how the record holder should vote your shares and the record holder indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

If you are a street name stockholder, and you do not give voting instructions, pursuant to NYSE Rule 452, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors), Proposal 2 (C&J Energy Services, Inc. 2012 Long-Term Incentive Plan), Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation) and Proposal 4 (Advisory Vote on the Frequency of Executive Compensation Advisory Votes), and your shares will be considered “broker non-votes” with respect to these proposals. If you are a street name stockholder, and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 5 (Ratification of the Appointment of UHY LLP) in its discretion.

•

Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will have no effect on the outcome of the vote for directors.

•

Proposal 2 (C&J Energy Services, Inc. 2012 Long-Term Incentive Plan): Approval of this proposal requires the affirmative vote of a majority of the votes of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

•

Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation): Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

•

Proposal 4 (Advisory Vote on the Frequency of Executive Compensation Advisory Votes): Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority vote of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, our Board will take into account the outcome of this vote in making a determination on the frequency at which advisory votes on executive compensation will be included in our proxy statements for future annual meetings.

•

Proposal 5 (Ratification of the Appointment of UHY LLP): Ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of the holders of a majority of the votes of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal.

Our Board has appointed Joshua E. Comstock, Chairman, President and Chief Executive Officer, and Theodore R. Moore, Vice President, General Counsel & Corporate Secretary, as the management proxy holders for the Annual Meeting. If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.

Our Board recommends a vote:

•	FOR each of the nominees for director;

•	FOR approval of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan;

•	FOR the advisory vote to approve named executive officer compensation;

•	FOR a frequency of one year with respect to holding future advisory votes on executive compensation; and

•	FOR the ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What is a Quorum?

A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our issued and outstanding Common Stock entitled to vote at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. In the absence of a quorum, the chairman of the Annual Meeting or the stockholders so present, by a majority in voting power thereof, may adjourn the Annual Meeting from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the Annual Meeting.

Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders in connection with the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained Broadridge Investor Communication Services (“Broadridge”) to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $5,500 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our Common Stock.

May I Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders or Nominate Individuals to Serve as Directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals for 2013 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2012

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the Annual Meeting and the Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at www.proxyvote.com.

CORPORATE GOVERNANCE

We are committed to adhering to sound principles of ethical conduct and corporate governance and have adopted corporate policies and practices that promote the effective functioning of our company and ensure that it is managed with integrity and in our stockholders’ best interests. These corporate policies and practices include the Corporate Governance Guidelines for our Board, the Code of Business Conduct and Ethics for our directors, officers and other employees, the Financial Code of Ethics for our senior financial and accounting officers, the Whistleblower Policy and the charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee of our Board. Each of these documents is available on our website at www.cjenergy.com and stockholders may obtain printed copies, free of charge, by sending a written request to C&J Energy Services, Inc., 10375 Richmond Ave., Suite 2000, Houston, TX 77042, Attn: Corporate Secretary or by emailing Investors@cjenergy.com.

Corporate Governance Guidelines

On July 14, 2011, our Board adopted the Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines include the following:

Director Qualification Standards

•

Our Nominating and Governance Committee is responsible for evaluating candidates for nomination to our Board, and will conduct appropriate inquiries into the backgrounds and qualifications of possible candidates.

•

A majority of directors on our Board will be “Independent” as defined by the listing requirements of the NYSE. Each year, our Nominating and Governance Committee will review the relationships between us and each director and will report the results of its review to our Board, which will then determine which directors satisfy the applicable independence standards.

•

Our Board’s size is fixed from time to time pursuant to our certificate of incorporation and bylaws. Pursuant to our certificate of incorporation, there shall be seven directors on our Board, unless otherwise specified in, or determined in the manner provided in, our bylaws. Pursuant to our bylaws, the number of directors shall be fixed from time to time by our Board pursuant to a resolution of our Board. Our Board currently consists of seven directors.

Director Responsibilities

•	The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in the best interests of us and our stockholders.

•

Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Attendance at Board and committee meetings is considered by our Nominating and Governance Committee in assessing each director’s performance.

•	Directors are encouraged to attend the annual meeting of stockholders.

Director Access to Management and Independent Advisors

•	Directors have complete and unfettered access to our senior management and independent advisors.

•	Our Board has the right at any time to retain independent outside financial, legal or other advisors, without obtaining the approval of any officer in advance.

Chief Executive Officer Evaluation and Management Succession

•	Each year, our Nominating and Governance Committee leads our Board in the annual performance review of our management, including our Chief Executive Officer.

•	Our Nominating and Governance Committee is responsible for oversight relating to management and Board succession planning.

Annual Performance Evaluation, Director Orientation and Continuing Education

•	Our Nominating and Governance Committee leads the annual performance review of our Board and its committees.

•	Our Nominating and Governance Committee is responsible for developing and annually evaluating orientation and continuing education programs for directors.

Corporate Code of Business Conduct and Ethics

On July 14, 2011, our Board adopted a Corporate Code of Business Conduct and Ethics, which sets forth the standards of behavior expected of our directors, officers and other employees. Among other matters, the Corporate Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical dealing with each other, our clients and vendors and all other third parties;

•	respect for the rights of fellow employees and all third parties;

•	equal opportunity, regardless of age, race, gender, sexual orientation, religion, national origin, marital status, citizenship status, veteran status or disability;

•	fair dealing with our customers, suppliers, competitors and employees;

•	avoidance of conflicts of interest;

•	compliance with all applicable laws and regulations;

•	the protection and proper use of our assets; and

•	the reporting of any violations of the Corporate Code of Business Conduct and Ethics to the appropriate personnel.

Financial Code of Ethics

On July 14, 2011, our Board adopted a Financial Code of Ethics for our Chief Executive Officer, Chief Financial Officer, Controller and other senior financial and accounting officers. Any change to, or waiver from, the Financial Code of Ethics will be disclosed on our website within two business days after such change or waiver. Among other matters, the Financial Code of Ethics requires each of these officers to:

•	act ethically with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relations;

•	avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest;

•

work to ensure that we fully, fairly and accurately disclose information in a timely and understandable manner in all reports and documents that we file with the Securities and Exchange Commission (“SEC”) and in other public communications made by us;

•	comply with applicable governmental laws, rules and regulations; and

•	report any violations of the Financial Code of Ethics to the chairman of our Audit Committee.

INFORMATION ABOUT OUR BOARD AND ITS COMMITTEES

General

Our Board is comprised of the following seven members: Joshua E. Comstock, Randall C. McMullen, Jr., Darren Friedman, James P. Benson, Michael Roemer, H. H. “Tripp” Wommack, III and C. James Stewart, III. Messrs. Benson and Friedman were appointed pursuant to the Amended and Restated Stockholders’ Agreement. Please read “Transactions with Related Persons—Transactions—Amended and Restated Stockholders’ Agreement.” Under the terms of the Amended and Restated Stockholders’ Agreement, subject to retaining certain ownership thresholds, Energy Spectrum Partners IV LP (“Energy Spectrum”) was entitled to appoint one director and StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holdings, L.P., 2006 Co-Investment Portfolio, L.P. and Citigroup Capital Partners II Employee Master Fund, L.P. (collectively, “Citigroup/StepStone”) were entitled to appoint one director. Energy Spectrum appointed Mr. Benson and Citigroup/StepStone appointed Mr. Friedman. Due to the decrease in each of Energy Spectrum’s and Citigroup/StepStone’s ownership percentages, neither is entitled to appoint a director at this time.

Our Corporate Governance Guidelines require the Chairman of our Board, Joshua E. Comstock, to establish the agenda for each Board meeting. In 2011, our Board met seven times. During 2011, each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings of all Board committees on which that director served.

The 2012 Annual Meeting is our first annual meeting of stockholders. Under our Corporate Governance Guidelines, our directors are encouraged to attend each annual meeting of our stockholders.

Our Board and each of its committees annually conduct a self-evaluation to assess, and identify opportunities to improve, their respective performance. Our Nominating and Governance Committee leads our Board in its annual self-evaluation.

Board Leadership Structure

Our President and Chief Executive Officer, Joshua E. Comstock, serves as Chairman of our Board. At present, our Board does not believe there is any material corporate governance benefit to having an independent director serve as Chairman of our Board. Our Board also believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer serve in the role of Chairman of our Board due to Mr. Comstock’s role in our founding. Each year, our Nominating and Governance Committee reviews whether this policy is in our and our stockholder’s best interests, in light of its evaluation of the continuing ability of the incumbent Chairman and Chief Executive Officer to simultaneously execute the dual roles of Chairman of our Board and Chief Executive Officer.

Board Diversity

Our Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions. Our Nominating and Governance Committee is responsible for identifying and recommending to our Board qualified individuals to be nominated to serve on our Board. Our Board’s objective is to select individuals that have a demonstrated record of integrity, sound business judgment, leadership, objectivity, independence of mind and commitment. In selecting potential Board candidates, our Board considers diversity in its broadest sense, including, among other things, diversity of background, perspective, personal and professional experiences, geography, gender, race and ethnicity, as well as the existing skill-set of our Board and the needs of our company. We believe that this process has resulted in a Board that is comprised of highly qualified directors that reflect diversity as we define such concept. We discuss each of our directors’ qualifications and characteristics under “Proposals to be Voted on by Stockholders—Proposal 1—Election of Directors—Nominees for Election.”

Our Nominating and Governance Committee factors the effectiveness of our diversity policy into its annual evaluation of our Board and its committees. Part of this review focuses on whether or not our Board includes the appropriate skills and characteristics that reflect a diverse, effective Board. We believe that the evaluation program has been designed such that any diversity-related deficiencies would be identified as part of the process.

Board Independence

As a public company, we are required to comply with the listing requirements of the NYSE and are subject to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and related SEC rules. Our Board has affirmatively determined that no member of our Board, other than Mr. Comstock, Mr. McMullen and Mr. Stewart, has a material relationship with us and, therefore, the remaining members of our Board (Messrs. Friedman, Benson, Roemer and Wommack) are “independent” as defined under the listing requirements of the NYSE. Please read “Transactions with Related Persons—Transactions—Supplier Agreements” for additional information regarding Mr. Stewart’s relationship with certain of our suppliers.

Executive Sessions of our Board

The non-management directors of our Board have regularly scheduled meetings in executive session. In addition, because our non-management directors include a director who is not independent under the listing requirements of the NYSE, Mr. Stewart, we hold at least one executive session meeting a year consisting of only independent directors. Our Board annually chooses a director (the “Lead Director”) to preside over its executive sessions. The Lead Director is responsible for preparing an agenda and for meeting with the independent directors in executive session. On February 27, 2012, Messrs. Benson and Friedman were appointed to alternate as our presiding Lead Directors.

Risk Oversight

Our Board is actively involved in the oversight of risks that could affect us. This oversight function is conducted primarily through committees of our Board, as disclosed in the descriptions of each committee below and in the charters for each committee, but the full Board retains responsibility for general oversight of risks. Our Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. Our Board will continue to satisfy its oversight responsibility through full reports from our Audit Committee chairman regarding our Audit Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. In addition, we have internal audit systems in place to review adherence to policies and procedures, which are supported by a separate internal audit department.

Committees of our Board

Our Board has established three standing committees to assist it in discharging its responsibilities: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following chart reflects the current membership of each Board committee:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Joshua E. Comstock
Randall C. McMullen, Jr.
Darren M. Friedman	*	*	*
James P. Benson		*	**
Michael Roemer	**	*	*
H. H. “Tripp” Wommack, III	*	**	*
C. James Stewart, III

*	Member
**	Chairman

Each of these committees has a charter, which we make available on our website at www.cjenergy.com and stockholders may obtain printed copies, free of charge, by sending a written request to C&J Energy Services, Inc., 10375 Richmond Avenue, Suite 2000, Houston, Texas 77042, Attn: Corporate Secretary or by emailing Investors@cjenergy.com.

Audit Committee

Our Audit Committee is responsible for oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. In particular, our Audit Committee has the following purposes pursuant to its charter:

•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	oversee our compliance with legal and regulatory requirements;

•	retain our independent registered public accounting firm;

•	oversee the qualifications, performance and independence of our independent registered public accounting firm;

•	oversee the performance of our internal audit function;

•	oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and Board have established;

•

provide an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal auditing department and our Board, always emphasizing that the independent registered public accounting firm is accountable to our Audit Committee; and

•	perform such other functions as our Board may assign to our Audit Committee from time to time.

In connection with these purposes and to satisfy its oversight responsibilities, our Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. Our Audit Committee meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and our significant policies. In particular, our Audit Committee separately meets regularly with our Chief Financial Officer, Controller, our independent registered public accounting firm and other members of management. Our Audit Committee chairman routinely meets between formal committee meetings with our Chief Financial Officer, Controller and our independent registered public accounting firm. Our Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments.

While our Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of our Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate or to determine that such statements are in accordance with U.S. GAAP and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of our Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.

During 2011, our Audit Committee, then, and currently consisting of Mr. Roemer (Chairman), Mr. Friedman and Mr. Wommack, met six times. Subject to a one-year phase-in period, Sarbanes-Oxley, related SEC rules and the listing requirements of the NYSE require an audit committee consisting of at least three members, each of whom must meet certain independence standards. Our Board has determined that all members of our Audit Committee are independent as that term is defined by the listing requirements of the NYSE and by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that each member of our Audit Committee is financially literate and that Mr. Roemer has the necessary accounting and financial expertise to serve as Chairman. Our Board has also determined that Mr. Roemer is an “audit committee financial expert” following a determination that Mr. Roemer met the criteria for such designation under the SEC’s rules and regulations. For information regarding Mr. Roemer’s business experience please read “Proposals to be Voted on by Stockholders—Proposal 1-Election of Directors—Nominees for Election.”

Compensation Committee

Our Compensation Committee is responsible for risks relating to employment policies and our compensation and benefits systems. Pursuant to its charter, the purposes of our Compensation Committee are to:

•	review, evaluate, and approve our agreements, plans, policies and programs to compensate our corporate officers;

•

review and discuss with our management the Compensation Discussion and Analysis to be included in our proxy statement for the annual meeting of stockholders and to determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce a Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibility relating to compensation of our corporate officers; and

•	perform such other functions as our Board may assign to our Compensation Committee from time to time.

In connection with these purposes, our Board has delegated to our Compensation Committee the overall responsibility for establishing, implementing and monitoring the compensation for our corporate officers. Our Compensation Committee was established in February 2011. Our Compensation Committee reviews and approves the compensation of our corporate officers and makes appropriate adjustments based on our performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. Our Compensation Committee also approves all employment agreements related to the executive team and approves recommendations regarding equity awards for all employees. Together with management (with the exception of compensation matters related to our Chief Executive Officer), and any counsel or other advisors deemed appropriate by our Compensation Committee, our Compensation Committee, which is made up of all of our independent directors, reviews and discusses the particular executive compensation matter presented and makes a final determination.

In addition, our Board has delegated to our Compensation Committee the responsibility for establishing, implementing and monitoring the compensation for our directors. Our Compensation Committee establishes, reviews and approves the compensation of our directors and makes appropriate adjustments based on their performance, duties and responsibilities and competitive environment. Our Compensation Committee’s primary objectives in establishing and implementing director compensation are to:

•	ensure the ability to attract, motivate and retain the talent necessary to provide qualified Board leadership; and

•	use the appropriate mix of long-term and short-term compensation to ensure high Board/committee performance.

Under its charter, our Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our corporate officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms.

All of the current members of our Compensation Committee are independent as that term is defined by the listing requirements of the NYSE. During 2011, our Compensation Committee, then consisting of Mr. Wommack (Chairman), Mr. Friedman, Mr. Benson, Mr. Stewart and Mr. Roemer, held three meetings. In order to ensure that our Compensation Committee is fully independent by July 28, 2012, the one year anniversary of the effectiveness of our Registration Statement on Form S-1 (File No. 333-173177) (“IPO Registration Statement”) relating to our initial public offering (“IPO”), Mr. Stewart was removed from our Compensation Committee and our Compensation Committee’s size was reduced to four members on February 27, 2012.

Nominating and Governance Committee

Our Nominating and Corporate Governance Committee is responsible for oversight relating to management and Board succession planning and stockholder responses to our ethics and business practices. Pursuant to its charter, the purposes of our Nominating and Governance Committee are to:

•

assist our Board by identifying individuals qualified to become members of our Board and recommend director nominees to our Board for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	recommend director nominees to our Board for each of its committees;

•	advise our Board about the appropriate composition of our Board and its committees;

•	advise our Board about and recommend to our Board appropriate corporate governance practices and assist our Board in implementing those practices;

•	lead our Board in its annual review of the performance of our Board and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer; and

•	perform such other functions as our Board may assign to our Nominating and Governance Committee from time to time.

In connection with these purposes, our Nominating and Governance Committee actively seeks individuals qualified to become members of our Board, seeks to implement the independence standards required by law, applicable listing standards, our certificate of incorporation and our bylaws and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.

Our Nominating and Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In considering candidates for our Board, our Nominating and Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by our Nominating and Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and our Nominating and Governance Committee’s perceptions about future issues and needs. However, while our Nominating and Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, our Nominating and Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character.

Our Nominating and Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by our Nominating and Governance Committee or stockholder recommendations. Our Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder. However, in evaluating a candidate’s relevant business experience, our Nominating and Governance Committee may consider previous experience as a member of our Board.

All of the current members of our Nominating and Governance Committee are independent as that term is defined by the listing requirements of the NYSE. During 2011, our Nominating and Governance Committee, then consisting of Mr. Benson (Chairman), Mr. Roemer and Mr. Stewart, did not hold any meetings. In order to ensure that our Nominating and Governance Committee is fully independent by July 28, 2012, the one year anniversary of the effectiveness of our IPO Registration Statement, Mr. Stewart was removed from our Nominating and Governance Committee and Messrs. Friedman and Wommack were appointed to our Nominating and Governance Committee and its size increased to four members on February 27, 2012.

Communications with Directors

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board, our Lead Directors or to any director in particular, by writing to:

C&J Energy Services, Inc.

10375 Richmond Avenue, Suite 2000

Houston, Texas 77042

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.

Our General Counsel will review each communication received from stockholders and other interested parties and will forward the communications, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by our Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by our Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Wommack (Chairman), Mr. Friedman, Mr. Benson, Mr. Stewart and Mr. Roemer have served on our Compensation Committee since its inception in February 2011. None of these directors has ever served as one of our officers or employees. None of our executive officers has served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Transactions

Amended and Restated Stockholders’ Agreement

In December 2010, we, Energy Spectrum, Citigroup/StepStone and certain of our other stockholders entered into an Amended and Restated Stockholders’ Agreement, which was amended on May 12, 2011 and July 14, 2011 (as amended, the “Amended and Restated Stockholders’ Agreement”). The following members of our management are party to the Amended and Restated Stockholders’ Agreement: Joshua E. Comstock, John D. Foret, Randall C. McMullen, Jr., Brandon D. Simmons, William D. Driver, Bretton W. Barrier and J.P. “Pat” Winstead. The Amended and Restated Stockholders’ Agreement amends and restates the 2006 Shareholders’ Agreement.

Initial Public Offering

On July 28, 2011, our IPO Registration Statement was declared effective by the SEC. Our IPO closed on August 3, 2011, at which time we issued and sold 4,300,000 shares and the selling stockholders, including Energy Spectrum and Citigroup/StepStone, sold 8,925,000 shares, including 1,725,000 shares sold by Energy Spectrum and Citigroup/StepStone pursuant to the full exercise of the underwriters’ option to purchase additional shares. These shares were sold at a price to the public of $29.00 per share. We did not receive any proceeds from the sale of shares by the selling stockholders.

Acquisition of Total E&S, Inc.

We have historically and continue to purchase a significant portion of machinery and equipment from Total E&S, Inc. (“Total”). Since 2010, Total has constructed almost all of our hydraulic pressuring pumps and is currently constructing the fracturing pumps on our two on-order fleets. Total has also constructed all of our coiled tubing and pressure pumping equipment since 2004. For the period from January 1, 2011 through April 28, 2011 (the date of our acquisition of Total), fixed asset purchases from Total were $26.2 million, and at April 28, 2011, deposits with Total on equipment to be purchased were $2.2 million and amounts payable to Total were $0.4 million and included in accounts payable.

On April 28, 2011, we acquired Total for an aggregate purchase price of approximately $33.0 million, including $23.0 million in cash to the sellers and $10.0 million in repayment of the outstanding debt and accrued interest of Total. In exchange for this consideration, we acquired net working capital assets with an estimated value of approximately $6.9 million, including $5.4 million in cash and cash equivalents.

At the time of the Total acquisition, our Chairman, President and Chief Executive Officer, Joshua E. Comstock, owned 12% of Total’s outstanding equity and served on its board of directors until March 2011. The President of Total, Barry Beadle, also owned 23.05% of Total’s outstanding equity at that time and served as its chief executive officer and on its board of directors until June 2011. HKW Capital Partners, II, L.P. and HKW Capital Partners II – Supplemental, L.P. (collectively, “HKW II”), each a sponsored fund of Hammond, Kennedy, Whitney & Co. (“HKW”), a private equity group, owned a controlling interest in Total. Prior to and at the time of the Total acquisition, Michael Roemer, a member of our Board, was serving as the chief financial officer of HKW and two of its officers sat on the board of directors of Total. Although Mr. Roemer stepped down from his position with HKW effective January 1, 2012, he continues to be an investor in HKW II. From March 2007 through the closing date of the acquisition, Total paid management fees to HKW II in the amount of $180,000 per year. Additionally, as noted above, Total built and sold coiled tubing and hydraulic fracturing equipment to us during HWK II’s ownership.

Supplier Agreements

We purchase sand hauling services from Pinch Flatbed, Inc. (“Pinch”), pursuant to what management believes is an arms-length contractual arrangement entered into on April 1, 2011. Purchases from Pinch were $5.5 million and $1.8 million for the year ended December 31, 2011 and the first quarter of 2012, respectively.

Pinch is a wholly owned subsidiary of PSI Frac Logistics, LLC (“PSI”). During 2011, PSI was owned 50% by an unaffiliated third party and 50% by Mr. Pat Winstead, our Vice President – Sales and Marketing, and certain other members of his family. Subsequent to December 31, 2011, the ownership interest in PSI that was previously held by Mr. Winstead and certain members of his family was sold to an unaffiliated third party. We plan to continue to purchase sand hauling services from Pinch pursuant to the terms of our contractual arrangement with Pinch for the foreseeable future.

We purchase certain transportation and logistical services from Sundance Services, Inc. (“Sundance”), pursuant to what management believes is an arms-length arrangement. Sundance is a private oilfield services company owned primarily by Mr. Pat Winstead and certain other members of his family. Purchases from Sundance were $0.2 million and approximately $43,000 for the year ended December 31, 2011 and the first quarter of 2012, respectively. We plan to continue to purchase certain transportation and logistical service from Sundance on a non-contractual basis in order to partially fulfill our logistical needs as such needs arise.

We purchase controls and instrumentation equipment from Lime Instruments (“Lime”), formerly known as Supreme Electrical Services, Inc., pursuant to what management believes is an arms-length arrangement. Purchases from Lime were approximately $0.7 million and $0.1 million for the year ended December 31, 2011 and the first quarter of 2012, respectively. In addition, Total has made purchases from Lime in an aggregate amount of approximately $3.3 million and $0.2 million during the year ended December 31, 2011 and the first quarter of 2012, respectively. Subsequent to the second quarter of 2011, Lime was wholly owned by Stewart & Sons Holding Co. (“Stewart & Sons Holding”), which in turn was wholly owned by C. James Stewart, III, a member of our Board. In the second quarter of 2011, Stewart & Sons Holding reorganized its subsidiaries such that it owns 50% of Lime, with Mr. Stewart’s son owning 40% and unaffiliated third parties owning the remaining 10%. Mr. Stewart serves as chairman of Lime, and his son serves as president. We, through both C&J and our subsidiary, Total, plan to continue our purchasing relationship on a non-contractual basis with Lime for the foreseeable future.

Additionally, we purchase blenders and hydration units from Surefire Industries, USA (“Surefire”) pursuant to what management believes is an arms-length arrangement. Purchases from Surefire were approximately $5.1 million and $4.1 million for the year ended December 31, 2011 and the first quarter of 2012, respectively. Surefire is a 50/50 joint venture company, 25% of which is owned by Stewart & Sons Holding, 25% of which is owned by Mr. Stewart’s son and the remaining 50% owned by Surefire Industries of Canada, an unaffiliated third party. Mr. Stewart is the chairman of Surefire and his son serves as president. We plan to continue our purchasing relationship on a non-contractual basis with Surefire for the foreseeable future.

Registration Rights Agreement

In December 2010, in connection with the closing of a private placement of equity securities (“2010 Private Placement”), we entered into a registration rights agreement among us, certain of our stockholders and FBR Capital Markets & Co. (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we agreed, at our expense, to file with the SEC, in no event later than March 31, 2011, a shelf registration statement registering for resale the 28,768,000 shares of our Common Stock sold in the 2010 Private Placement plus any additional shares of Common Stock issued in respect thereof whether by stock dividend, stock distribution, stock split or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days after the initial filing of such registration statement. Under the Registration Rights Agreement, we were permitted to delay effectiveness for 60 days following the closing of our IPO. On September 30, 2011, our Registration Statement on Form S-1 (File No. 333-173188) relating to our shelf registration statement was declared effective by the SEC.

We are required to use our commercially reasonable efforts, subject to certain blackout periods, to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:

•	the sale of all of the shares of Common Stock covered by the shelf registration statement in accordance with the intended distribution of such Common Stock;

•	none of the shares of Common Stock with rights under the registration rights agreement remain outstanding; or

•	the first anniversary of the initial effective date of the shelf registration statement, subject to certain conditions and extension periods, as applicable.

Other Transactions

JRC Investments, LLC, of which Mr. Comstock is the sole member, owns a personal aircraft that Mr. Comstock uses for personal travel and business travel. When Mr. Comstock uses the aircraft for business travel, we partially reimburse Mr. Comstock for certain costs associated with the business travel. We paid $199,286 and $64,521 for the year ended December 31, 2011 and the first quarter of 2012, respectively, to reimburse Mr. Comstock for business travel on his personal aircraft. These reimbursement costs and third party payments are included in selling, general and administrative expenses in our consolidated statement of operations. We believe that the costs and expenses associated with these reimbursements were substantially less than what Mr. Comstock could have obtained in an arm’s-length transaction and substantially less than the actual costs of such flights to Mr. Comstock.

Policies and Procedures for Identifying, Reviewing, Assessing and Approving Related Persons Transactions

We review all relationships and transactions in which we, our control persons and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Pursuant to our Related Persons Transactions Policy, adopted on July 14, 2011, our General Counsel is primarily responsible for developing and implementing procedures and controls to obtain information from the directors and executive officers with respect to related person transactions and for subsequently determining, based on the disclosed facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction.

On July 14, 2011, we adopted a Code of Business Conduct and Ethics, which discourages all conflicts of interest and provides guidance with respect to conflicts of interest. Under the Code of Business Conduct and Ethics, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with our interests. Our restrictions on conflicts of interest under the Code of Business Conduct and Ethics include related person transactions.

We have multiple processes for reporting conflicts of interests, including related person transactions, under both our Code of Business Conduct and Ethics and our Related Persons Transactions Policy. Under our Code of Business Conduct and Ethics, all employees are required to report any actual or apparent conflicts of interest, or potential conflicts of interest, to their supervisors. This information is then reviewed by our Audit Committee, our Board or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;

•	material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company; and

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions will be required to be approved or ratified by our Board in accordance with our Related Persons Transactions Policy. Any member of our Board who is a related person with respect to a transaction will be recused from the review of the transaction.

In addition, we annually distribute a questionnaire to our executive officers and members of our Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Business Conduct and Ethics. At the completion of the annual audit, our Audit Committee and our independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest.

Historically, related party transactions were reviewed by our Board without any formal policies or procedures being in place. We believe the more detailed process for identifying, reviewing, assessing and approving related party transactions required by our recently adopted Code of Business Conduct and Ethics and Related Persons Transactions Policy is a preferable process for dealing with related party transactions as a public company going forward. Because we adopted both our Code of Business Conduct and Ethics and Related Persons Transactions Policy on July 14, 2011, all of the related party transactions described above that occurred prior to July 14, 2011 were approved under our previous practices for assessing related party transactions.

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS

Proposal 1—Election of Directors

Pursuant to our certificate of incorporation, there shall be seven directors on our Board, unless otherwise specified in, or determined in the manner provided in, our bylaws. Pursuant to our bylaws, the number of directors shall be fixed from time to time by our Board pursuant to a resolution of our Board. Our Board currently consists of seven directors.

Based on recommendations from our Nominating and Governance Committee, our Board has nominated Messrs. Joshua E. Comstock, Randall C. McMullen, Jr., Darren M. Friedman, James P. Benson, Michael Roemer, H. H. “Tripp” Womack, III and C. James Stewart, III for election as directors to serve until the 2013 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation or removal. Each nominee is currently a director, has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected.

Stockholders may not cumulate their votes in the election of our directors. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size.

The following table sets forth certain information, as of the date of this Proxy Statement, regarding our director nominees.

Director Nominees	Position and Offices	Director Since	Age
Joshua E. Comstock	Chairman, President and Chief Executive Officer	May 1997	42
Randall C. McMullen, Jr.	Executive Vice President, Chief Financial Officer, Treasurer and Director	August 2005	36
Darren M. Friedman	Director	December 2010	43
James P. Benson	Director	October 2006	52
Michael Roemer	Director	December 2010	53
H. H. “Tripp” Wommack, III	Director	December 2010	56
C. James Stewart, III	Director	December 2010	63

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most reputable organizations in the world. Our Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.

Described on the following pages are the principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve as directors. There are no family relationships among any of our directors or executive officers.

Nominees for Election

Joshua E. Comstock

Mr. Comstock has served as our Chief Executive Officer and as one of our directors since May 1997. Mr. Comstock was given the additional title of President in December 2010 and the title of Chairman in February 2011. In 1997, Mr. Comstock founded our company. Mr. Comstock began working as a foreman on several specialized natural gas pipeline construction projects. Through this experience, Mr. Comstock gained extensive knowledge and understanding of the gathering and transporting of natural gas. In January 1990, Mr. Comstock began working for J4 Oilfield Service, a test pump services company. His primary responsibility was working in natural gas production as a service contractor for Exxon Mobil Corporation.

As a founder of our company, Mr. Comstock is one of the driving forces behind us and our success to date. Over the course of our history, Mr. Comstock has successfully grown our company through his leadership skills and business judgment and for this reason we believe Mr. Comstock is a valuable asset to our Board and is the appropriate person to serve as Chairman of our Board.

Randall C. McMullen, Jr.

Mr. McMullen has served as our Executive Vice President, Chief Financial Officer and Treasurer and director since joining us in August 2005. Prior to joining our company, Mr. McMullen held various positions with Credit Suisse First Boston, the GulfStar Group and Growth Capital Partners. Mr. McMullen graduated magna cum laude from Texas A&M University with a B.B.A. in Finance.

During Mr. McMullen’s tenure with us, we have grown rapidly. Mr. McMullen’s financial and investment banking expertise have been invaluable to us in our efforts to continue our growth through raising additional capital, and he is also extensively involved in our operations. For this reason, we believe Mr. McMullen is well suited to serve on our Board.

Darren M. Friedman

Mr. Friedman has served as one of our directors since December 2010. Mr. Friedman is a Partner of StepStone Group LLC, a global private equity firm that focuses on private equity partnership, equity and mezzanine investments. Prior to joining StepStone in 2010, Mr. Friedman was a Managing Partner of Citi Private Equity, a private equity firm, from 2001 to 2010, managing over $10 billion of capital across three private equity investing activities. Mr. Friedman sits or has sat on the board of directors or advisory boards of several portfolio companies, funds and a number of investment committees. Mr. Friedman currently serves on the board of directors of ServiceMaster Global Holdings, Educate Inc., Educate Online Inc. and Laureate Education, Inc. Prior to joining Citi Private Equity, Mr. Friedman worked in the Investment Banking division at Salomon Smith Barney. Mr. Friedman received an M.B.A. from the Wharton School at the University of Pennsylvania and a B.S. in Finance from the University of Illinois.

Mr. Friedman brings extensive business, financial and banking expertise to our Board from his background in investment banking and private equity fund management. Mr. Friedman also brings extensive prior board service experience to our Board from his service on numerous other board of directors/limited partnership advisory boards.

James P. Benson

Mr. Benson has served as one of our directors since October 2006. Mr. Benson is a founding shareholder and a Managing Partner of Energy Spectrum, which manages private equity through institutional partnerships styled as Energy Spectrum Partners and Energy Trust Partners, and also manages a Financial Advisory business focused on energy mergers and acquisitions and institutional financings named Energy Spectrum Advisors, Inc. Energy Spectrum was established in 1996. Prior to Energy Spectrum, Mr. Benson was a Managing Director of Reid Investments, Inc., a private investment banking firm focused on energy mergers and acquisitions and financial advisory services, joining the firm in mid-1987. He started his career at InterFirst Bank Dallas, and was a credit officer focused on energy lending and energy work-outs. Mr. Benson currently serves on the board of directors of several privately held companies related to Energy Spectrum. Mr. Benson graduated from the University of Kansas with a B.S. in Finance and earned his M.B.A. with a concentration in Finance from Texas Christian University.

Mr. Benson’s extensive financial and banking experience in the energy industry from his over 20 years of experience working at private equity firms specializing in the energy industry make him well qualified to serve on our Board.

Michael Roemer

Mr. Roemer has served as one of our directors since December 2010. Mr. Roemer previously served as the Chief Financial Officer of HKW, a private equity group, and as a partner in several affiliate funds of HKW from 2000 until January 2012. Upon his retirement from HKW, Mr. Roemer founded Roemer Financial Consulting, through which he provides financial accounting advice. Prior to joining HKW, Mr. Roemer served as a shareholder and Vice President of Flackman, Goodman & Potter, P.A., a certified public accounting firm, from 1988 to 2000. Mr. Roemer is a licensed CPA with over 30 years experience, and is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Roemer received his B.S. in Accounting from the University of Rhode Island.

Mr. Roemer’s extensive background in public accounting combined with his subsequent experience as the chief financial officer of a private equity firm and his experience as a licensed CPA make him well qualified to serve on our Board.

H.H. “Tripp” Wommack, III	Mr. Wommack has served as one of our directors since December 2010. Mr. Wommack is currently the Chairman, President and Chief Executive Officer of Saber Oil and Gas Ventures, LLC, an oil and gas company that focuses on acquisition and exploitation efforts in the Permian Basin of West Texas and Southeast New Mexico. Mr. Wommack has served in this position since August 2008. Mr. Wommack also serves as the Chairman of Cibolo Creek Partners, LLC, which specializes in commercial real estate investments, a position he has held since January 1993, and as the Chairman of Globe Energy Services, LLC, an energy services company in the Permian Basin, a position he has held since May 2011. Prior to his current positions, Mr. Wommack was Chairman, President and Chief Executive Officer of Southwest Royalties, Inc. from August 1983 to August 2004 and Saber Resources from July 2004 until August 2008. Additionally, Mr. Wommack was the founder, Chairman and Chief Executive Officer of Basic Energy Services (formerly Sierra Well Services, Inc.), and following its initial public offering, Mr. Wommack continued to serve on the board of directors of Basic Energy Services through June 2009. Mr. Wommack graduated with a B.A. from the University of North Carolina, Chappell Hill, and earned a J.D. from the University of Texas.

Mr. Wommack adds extensive executive and management expertise to us from his background as chairman and/or chief executive officer of numerous companies. In addition, we believe Mr. Wommack’s knowledge from serving as chairman and chief executive officer of a company that went through an initial public offering is valuable to us as a newly public company. For these reasons, we believe Mr. Wommack to be an asset to our Board.

C. James Stewart III

Mr. Stewart has served as one of our directors since December 2010. Since 2003, Mr. Stewart has served as the President and Chairman of Stewart & Sons Holding, which is his wholly owned holding company for his family businesses, including Lime (formerly known as Supreme Electrical Services, Inc.) and Surefire. Mr. Stewart has served as the Chairman of Lime, a manufacturer of electrical/digital control systems for well servicing equipment and a provider of electrical services for drilling rigs, since its inception in September 2006. Since its inception in October 2010, Mr. Stewart has also served as the Chairman of Surefire, a joint venture company involved in the manufacturing of well servicing equipment for the oilfield services industry. From 1972 to 2003, Mr. Stewart worked at Stewart & Stevenson, a manufacturer of equipment used in the oilfield services industry, in multiple capacities, including serving as Executive Vice President and Director from 1999 to 2003. Mr. Stewart received a B.S. from Texas Christian University.

We believe Mr. Stewart’s extensive business and marketing experience at a large oil field services company make him a valuable member of our Board.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH OF THE NOMINEES FOR DIRECTOR.

Proposal 2—Approval of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan

Purpose of the 2012 LTIP

Our Compensation Committee has approved and unanimously recommend that our stockholders approve the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (“2012 LTIP”). The purpose of the 2012 LTIP is to assist our company in attracting, retaining, incentivizing and motivating officers and employees of, consultants to, and non-employee directors providing services to, our company, our subsidiaries and our affiliates and to promote the success of our business by providing participating individuals with a proprietary interest in our performance. Our Board believes that the incentive program within the 2012 LTIP will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of C&J, its subsidiaries and affiliates and to align those interests with those of our stockholders.

We believe in granting stock incentives not only to our executives and senior management, but also to key professional and technical employees who are responsible for our day-to-day operations. These employees are integral to our business operations and their work is essential to building stockholder value. We currently consider approximately 70 of our executive officers, key employees, independent consultants and non-employee directors (representing approximately 6% of our workforce) as eligible to receive stock-based incentive awards.

Stock-based incentive awards are a key component of our compensation program for our executives and key employees, in large part, due to our Board’s belief that stock-based awards incentivize the creation of long-term stockholder value. Without approval of the 2012 LTIP, our ability to provide stock-based awards will be extremely limited, which will restrict our ability to continue to retain key employees and to attract new talent. Our Board believes the 2012 LTIP contains a number of features that are consistent with stockholder protection and sound corporate governance practices, as described in this Proposal 2. Your approval of the 2012 LTIP is important in order to enable us to continue to utilize stock-based incentive awards as a means of attracting, retaining and incentivizing key personnel. Our Board believes that approval of the 2012 LTIP is in the best interests of our company and our stockholders.

Shares Available Under the 2012 LTIP

If this Proposal 2 is approved, 4,300,000 shares of our Common Stock would be available for grants pursuant to the terms of the 2012 LTIP. In addition, if the 2012 LTIP is approved, no further grants will be made under the C&J Energy Services, Inc. 2010 Stock Option Plan (the “2010 Plan”), which was adopted on December 23, 2010 and permits the grant of non-statutory stock options and incentive stock options to our employees, consultants and outside directors for up to 5,699,889 shares of Common Stock. Prior to December 23, 2010, all options granted to our employees were granted under the C&J Energy Services, Inc. 2006 Stock Option Plan (the “2006 Plan” and, together with the 2010 Plan, the “Prior Plans”). On December 23, 2010, the 2006 Plan was amended to provide, among other things, that (1) no additional awards would be granted under the 2006 Plan, (2) all awards outstanding under the 2006 Plan would continue to be subject to the terms of the 2006 Plan and (3) all unvested options under the 2006 Plan would immediately vest and become exercisable in connection with the completion of a private placement of our Common Stock that occurred in December 2010.

Information as to Prior Plans as of March 31, 2012

As of March 31, 2012, under the Prior Plans, there remained 707,618 shares available for issuance and there were options with respect to 6,727,921 shares of our Common Stock outstanding with an average exercise price of $11.03 and a weighted average remaining term of 7.87 years. The number of shares available to be issued under the 2012 LTIP may increase due to the forfeiture, expiration or other cancellation of awards that were granted under the 2012 LTIP or the Prior Plans. The closing price of our Common Stock on April 10, 2012 was $17.48 per share.

General Information

The following is a summary of the other material features of the 2012 LTIP. This summary is subject to and qualified by reference to the actual text of the 2012 LTIP, a complete copy of which is attached as Appendix A to this Proxy Statement.

Administration. A committee of our Board (for purposes of this Proposal 2, the “Committee”), which shall be our Compensation Committee unless another committee is designated by our Board, will administer the 2012 LTIP. The Committee will consist of at least two directors and may consist of the entire Board. To the extent that an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee will consist of at least two directors considered to be “outside directors” under Section 162(m) of the Code and non-employee directors for purposes of Section 162(m) of the Code.

Plan Term. The 2012 Plan became effective on April 5, 2012, subject to stockholder approval, and will terminate on the tenth (10th) anniversary thereof, unless earlier terminated by our Board.

Eligibility. Under the 2012 Plan, the “Eligible Individuals” include officers, employees, consultants and non-employee directors providing services to our company and our subsidiaries and affiliates. The Committee will determine which Eligible Individuals will receive grants of stock options or other awards.

Incentives Available. The Committee may grant any of the following types of awards to Eligible Individuals: Incentive Stock Options (“ISOs”) and Nonqualified Stock Options (“Nonqualified Stock Options, and together with ISOs, “Options”); Stock Appreciation Rights (“SARs”); Restricted Stock Grants; Restricted Stock Units (“RSUs”); Performance Awards; Dividend Equivalent Rights; and Share Awards (each type of grant is defined in the 2012 LTIP and herein is considered an “Award”).

Shares Available. The aggregate number of shares of our Common Stock that may be made the subject of all awards granted under the 2012 LTIP shall not exceed 4,300,000, no more than 2,150,000 of which may be granted as ISOs. In addition, the 2012 LTIP also includes other limitations on the number of shares of Common Stock and amounts of cash that may be awarded under the 2012 LTIP. Specifically, (1) the aggregate number of shares of Common Stock that may be the subject of stock options, stock appreciation rights (SARs), performance-based restricted stock and performance share units granted to any eligible individual in any calendar year may not exceed 2,000,000 and (2) the maximum dollar amount of cash or the fair market value of shares of Common Stock that any individual may receive in any calendar year in respect of performance units may not exceed $5.0 million.

Stock Options

We may grant Options (which may be ISOs or Nonqualified Stock Options) to Eligible Individuals. An ISO is an Option intended to qualify for tax treatment applicable to ISOs under Section 422 of the Code. An ISO may only be granted to Eligible Individuals that are our employees. A Nonqualified Stock Option is an Option that is not subject to statutory requirements and limitations required for certain tax advantages allowed under Section 422 of the Code.

Vesting and Exercise Periods. Each Option granted under the 2012 LTIP may be subject to certain vesting requirements and will become exercisable in accordance with the specific terms and conditions of the Option, as determined by the Committee at the time of grant and set forth in an award agreement. The term of an Option generally may not exceed 10 years from the date it is granted (five years in the case of an incentive stock option granted to a 10% stockholder); provided, however, that upon the death of a participant prior to the expiration of the Option, the Option may be exercised for up to one year following the date of the participant’s death, even if such period extends beyond 10 years. Each Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until its expiration or termination, unless otherwise provided in applicable award agreement.

Exercise Price. The purchase price per share of Common Stock with respect to any Option granted under the 2012 LTIP may be not less than 100% of the fair market value of a share of Common Stock on the date the Option is granted or 110% (in the case of an ISO granted to a 10% stockholder).

Prohibition on Repricings. The Committee will have no authority to make any adjustment or amendment (other than in connection with certain changes in capitalization or certain corporate transactions in accordance with the terms of the 2012 Plan, as generally described below) that reduces, or would have the effect of reducing, the exercise price of an Option or SAR previously granted under the 2012 Plan, unless our stockholders approve such adjustment or amendment.

Limits on Incentive Stock Options. In order to comply with the requirements for ISOs in the Code, no person may receive a grant of an ISO for stock that would have an aggregate fair market value in excess of $100,000, determined when the ISO is granted, that would be exercisable for the first time during any calendar year. If any grant of an ISO is made in excess of such limit, the portion that is over the $100,000 limit automatically becomes a Nonqualified Stock Option.

SARs

The Committee may grant SARs to Eligible Individuals on terms and conditions determined by the Committee at the time of grant and set forth in an award agreement. An SAR may be granted (1) at any time if unrelated to an Option or (2) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

Amount Payable. An SAR is a right granted to a participant to receive (upon exercise of the right) an amount determined by multiplying (1) the excess of the fair market value of a share of Common Stock on the last business day preceding the date of exercise of such SAR by (2) the fair market value of a share of Common Stock on the date the SAR was granted. An SAR may be settled or paid in cash, shares of Common Stock, or a combination of each, in accordance with its terms.

Duration. Each SAR will be exercisable or be forfeited or expire on such terms as the Committee determines. Except in limited circumstances, an SAR shall have a term of no greater than ten years; provided, however, that upon the death of a participant prior to the expiration of the SAR, the SAR may be exercised for up to one year following the date of the participant’s death, even if such period extends beyond ten years.

Dividend Equivalent Rights

The Committee may grant dividend equivalent rights, either in tandem with an Award or as a separate Award, to Eligible Individuals on terms and conditions determined by the Committee at the time of grant and set forth in an award agreement. A dividend equivalent right is a right to receive cash or shares of Common Stock based on the value of dividends that are paid with respect to the shares of Common Stock. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the dividend equivalent rights relate, subject to compliance with Section 409A of the Code. Dividend equivalent rights may be settled in cash or shares of Common Stock or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

Restricted Stock; RSUs

The Committee may grant either shares of Common Stock (Restricted Stock) or phantom shares (RSUs), in each case subject to certain vesting requirements, on terms and conditions determined by the Committee at the time of grant and set forth in an award agreement.

Restricted Stock. Unless the Committee determines otherwise, upon the issuance of shares of Restricted Stock, the participant shall have all of the rights of a stockholder with respect to such shares of Common Stock, including the right to vote the shares of Common Stock and to receive all dividends or other distributions made with respect to the shares of Common Stock. The Committee may determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on such shares of Common Stock shall be deferred until the lapsing of the restrictions imposed upon such shares and held by us for the account of the participant until such time. Payment of deferred dividends in respect of shares of Restricted Stock shall be made upon the lapsing of restrictions imposed on the shares of Restricted Stock in respect of which the deferred dividends were paid, and any dividends deferred in respect of any shares of Restricted Stock shall be forfeited upon the forfeiture of such shares of Restricted Stock.

RSUs. Each RSU shall represent the right of the participant to receive a payment upon vesting of the RSU, or on any later date specified by the Committee, of an amount equal to the fair market value of a share of Common Stock as of the date the RSU becomes vested, or such later date as determined by the Committee at the time the RSU is granted (and which will be set forth in the applicable grant agreement). An RSU may be settled or paid in cash, shares of Common Stock, or a combination of each, as determined by the Committee.

Performance Awards

Performance Awards (including Performance Units, Performance Share Units, and Performance-Based Restricted Stock) may be granted to Eligible Individuals on terms and conditions determined by the Committee and set forth in an award agreement.

Performance Units and Performance Share Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified performance objectives within a performance cycle and such other vesting conditions as may be determined by the Committee (including without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive payment of the specified dollar amount or a percentage of the specified dollar amount depending on the level of performance objective attained; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Performance Share Units shall be denominated in shares of Common Stock and, contingent upon the attainment of specified performance objectives within a performance cycle and such other vesting conditions as may be determined by the Committee, (including without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive payment of the fair market value of a share of Common Stock on the date the Performance Share Unit was granted, the date the Performance Share Unit became vested or any other date specified by the Committee or a percentage of such amount depending on the level of performance objective attained; provided, however, that the Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit. The award agreement for each Performance Unit and Performance Share Unit shall specify the number of Performance Units or Performance Share Units to which it relates, the performance objectives and other conditions which must be satisfied in order for the Performance Unit or Performance Share Unit to vest and the performance cycle within which such performance objectives must be satisfied (which will not be less than one year) and the circumstances under which the award will be forfeited.

Performance-Based Restricted Stock. Performance-Based Restricted Stock shall consist of an award of shares of Restricted Stock, issued in the participant’s name and subject to appropriate restrictions and transfer limitations. Unless the Committee determines otherwise and as set forth in the applicable award agreement, upon issuance of Shares of Performance-Based Restricted Stock, the participant shall have all of the rights of a stockholder with respect to such shares of Common Stock, including the right to vote the shares of Common Stock and to receive all dividends or other distributions paid or made with respect to shares of Common Stock. The award agreement for each award of Performance-Based Restricted Stock will specify the number of shares of Performance-Based Restricted Stock to which it relates, the performance objectives and other conditions that must be satisfied in order for the Performance-Based Restricted Stock to vest, the performance cycle within which the performance objectives must be satisfied (which will not be less than one year) and the circumstances under which the award will be forfeited. At the time the Award of Performance-Based Restricted Stock is granted, the Committee may determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by us to the participant shall be deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Stock and held by us for the account of the participant until such time. Payment of deferred dividends in respect of Shares of Performance-Based Restricted Stock shall be made upon the lapsing of restrictions imposed on the Performance-Based Restricted Stock in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Performance-Based Restricted Stock shall be forfeited upon the forfeiture of such Performance-Based Restricted Stock.

Performance Objectives. Performance Objectives will be designed to support our business strategy and align the interests of participants with the interests of our stockholders. With respect to any Performance Awards intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, Performance Objectives may be expressed in terms of: (1) earnings per share, (2) operating income, (3) return on equity or assets, (4) cash flow, (5) net cash flow, (6) cash flow from operations, (7) EBITDA, (8) increased revenues, (9) revenue ratios, (10) cost reductions, (11) cost ratios, (12) overall revenue or sales growth, (13) expense reduction or management, (14) market position, (15) total stockholder return, (16) return on investment, (17) earnings before interest and taxes (EBIT), (18) net income, (19) return on net assets, (20) economic value added, (21) stockholder value added, (22) cash flow return on investment, (23) net operating profit, (24) net operating profit after tax, (25) return on capital, (26) return on invested capital or (27) any combination of the foregoing. With respect to Performance Awards not intended to constitute “performance-based compensation,” under Section 162(m) of the Code, Performance Objectives may be based on any of the foregoing or any other performance criteria as may be established by the Committee. In either event, Performance Objectives may be based on our performance, one or more of our subsidiaries or divisions, or any combination thereof. In addition, Performance Objectives may be either absolute or relative (to our prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. For Performance Awards intended to constitute “performance-based compensation,” within the meaning of Section 162(m) of the Code, the Performance Objectives with respect to a particular performance cycle will be established in writing by the Committee by the earlier of (1) the date on which a quarter of the performance cycle has elapsed and (2) the date which is 90 days after the commencement of the performance cycle and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

Effect of Certain Events. The Committee may, at the time the Performance Objectives in respect of a Performance Award are established, provide for the manner in which performance will be measured against the Performance Objectives to reflect the impact of specified events on our company as a whole or any part of our business or operations, including, generally, (1) changes in accounting principles or tax laws that become effective during the applicable performance period; (2) events that are extraordinary or unusual in nature or infrequent in occurrence; (3) the disposition of a business, or the sale of investments or non-core assets; (4) settlements or recoveries related to claims or litigation; or (5) investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. Any adjustments based on the effect of this type of event are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee and, in respect of Performance Awards intended to constitute “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be permitted only to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder.

Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as “performance-based compensation” under Section 162(m) of the Code. In respect of a Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of shares of Common Stock to be issued or that have been issued and that become vested or on which restrictions lapse. The Committee shall not be entitled to exercise any discretion if doing so would cause the compensation attributable to such Awards to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

Share Awards

The Committee may grant an award of shares of Common Stock to Eligible Individuals on such terms and conditions as the Committee may determine at the time of grant. Awards of shares of Common Stock may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from us.

Adjustments

In the event of a Change in Capitalization (as defined in the 2012 Plan) the Committee shall conclusively determine the appropriate adjustments, if any, to (1) the maximum number and class of shares or other stock or securities with respect to which Awards may be granted under the 2012 LTIP, (2) the maximum number and class of shares or other stock or securities that may be issued upon exercise of ISOs, (3) the maximum number and class of shares or other stock or securities with respect to which Awards may be granted to any Eligible Individual in any calendar year, (4) the number and class of shares or other stock or securities, cash or other property which are subject to outstanding awards granted under the 2012 LTIP and the exercise price therefore, if applicable, and (5) the performance objectives.

Amendment or Termination of the 2012 LTIP

The 2012 LTIP may be amended or terminated by our Board without stockholder approval unless stockholder approval of the amendment or termination is required under applicable law, regulation or exchange requirement. No amendment may impair or adversely impact any Awards that had been granted under the 2012 Plan prior to the amendment without the impacted participant’s consent. The 2012 LTIP will terminate on the tenth anniversary of its effective date; however, when the 2012 LTIP terminates, any applicable terms will remain in effect for administration of any Awards outstanding at the time of the 2012 Plan’s termination.

Effect of Certain Transactions

Generally, the award agreement evidencing each Award will provide any specific terms applicable to that award in the event of a change in control (as discussed below) of our company. Unless otherwise provided in an award agreement, in connection with a merger, consolidation, reorganization, recapitalization or other similar change in our capital stock, or our liquidation or dissolution or a change in control (each a “Corporate Transaction”), Awards shall either: (1) continue following such Corporate Transaction, which may include, in the discretion of the Committee or the parties to the Corporate Transaction, the assumption, continuation or substitution of the Awards, in each case with appropriate adjustments to the number, kind of shares, and exercise prices of the awards; or (2) terminate.

Options and SARs. If Options or SARs are to terminate in the event of a corporate transaction, the holders of vested Options or SARs must be provided either (1) 15 days to exercise their Options or SARs or (2) payment (in cash or other consideration) in respect of each share of Common Stock covered by the Option of SAR being cancelled in an amount equal to the excess of the per share price to be paid to stockholders in the Corporate Transaction over the price of the Option or the SAR. If the per share price to be paid to stockholders in the Corporate Transaction is less than the exercise price of the Option or SAR, the Option or SAR may be terminated without payment of any kind. The holders of unvested Options or SARs may also receive payment, at the discretion of the Committee, in the same manner as described above for vested Options and SARs. The Committee may also accelerate the vesting on any unvested Option or SAR and provide holders of such Options or SARS a reasonable opportunity to exercise the award.

Other Awards. If Awards other than Options and SARs are to terminate in connection with a corporate transaction, the holders of vested Awards will be provided, and holders of unvested Awards may be provided, at the discretion of the Committee, payment (in cash or other consideration upon or immediately following the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each share of Common Stock covered by the Award being cancelled in an amount equal to the per share price to be paid to stockholders in the Corporate Transaction, where the value of any non-cash consideration will be determined by the Committee in good faith.

The Committee may, in its sole discretion, provide for different treatment for different Awards or Awards held by different parties, and where alternative treatment is available for a participant’s awards, may allow the participant to choose which treatment will apply to his or her Awards.

Transferability

The 2012 LTIP generally restricts the transfer of any Awards, except (1) transfers by will or the laws of descent and distribution or (2) to a beneficiary designated by the participant, to whom any benefit under the 2012 LTIP is to be paid or who may exercise any rights of the participant in the event of the participant’s death before he or she receives any or all of such benefit or exercises an award.

Federal Income Tax Consequences

The following is only a brief summary of the U.S. federal income tax consequences to a recipient and our company of a stock incentive award, and does not discuss the effect of income tax law of any other jurisdiction (such as state income tax law) in which the recipient may reside.

Options. Options may be granted in the form of ISOs or Nonqualified Stock Options. ISOs granted to employees are eligible for favorable federal income tax treatment that is provided under Section 422 of the Code if certain requirements are satisfied. An ISO must have an option price that is not less than the fair market value of the stock at the time the Option is granted, and must be exercisable within ten years from the date of grant. An employee granted an ISO or Nonqualified Stock Option generally does not realize compensation income for federal income tax purposes upon the grant of the Option. At the time of exercise of an ISO, no compensation income is realized by the holder of the Option other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares of Common Stock acquired on exercise of an ISO are held for at least two years after grant of the Option and one year after exercise, the excess of the amount realized on sale over the exercise price will be taxed as capital gain. If the shares of Common Stock acquired on exercise of an ISO are disposed of within less than two years after grant or one year of exercise, the holder will realize taxable compensation income equal to the excess of the fair market value of the shares of Common Stock on the date of exercise or the date of sale, whichever is less, over the option exercise price. Any additional amount realized will be taxed as capital gain. At the time of exercise of a Nonqualified Stock Option the holder of the Option will realize taxable compensation income in an amount of the spread between the exercise price of the Option and the fair market value of the shares of Common Stock acquired on the date of exercise. We will generally be entitled to a deduction for federal income tax purposes at the time any compensation income is realized by the holder of an Option, in an amount equal to the amount of compensation income realized by the holder.

SARs. Upon the exercise of a SAR an employee will generally realize taxable compensation income in an amount equal to the cash and/or the fair market value of the shares of Common Stock acquired pursuant to the exercise. We will be entitled to a federal income tax deduction at the time of and equal to the amount of compensation income the employee receives pursuant to the exercise of a SAR.

Restricted Stock and Units/Performance Awards. Employees granted Restricted Stock Awards, RSU Awards, and Performance Awards under the 2012 LTIP generally recognize as taxable compensation income the fair market value of the restricted stock, RSUs, and Performance Awards on the date the restrictions lapse or the performance period ends and the awards are settled, unless, in the case of Restricted Stock or other eligible restricted Award, the employee has elected to include the restricted award in income at the time of grant under Section 83(b) of the Code. We are entitled to a corresponding federal income tax deduction at the same time. Any dividends or dividend equivalents paid to an employee during the restricted period are taxable compensation income to the employee and are deductible by us, unless the employee has elected to include a restricted award in income when granted under Section 83(b) of the Code.

Share Awards. If Share Awards are in the nature of Shares of our company (as opposed to phantom stock), they generally would be taxable as ordinary income equal to the aggregate of their fair market value when the grant is not subject to a substantial risk of forfeiture. We would be entitled to a deduction for the amount included in the grantee’s income.

Code Section 162(m). Subject to stockholder approval of the 2012 LTIP, compensation deemed paid by us to Eligible Individuals who are granted Awards or Options under the 2012 LTIP may qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and may not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the federal income tax deduction by us of compensation paid by us to certain executive officers. The $1.0 million limitation does not apply to compensation deemed paid with respect to those Awards or Options that qualify as performance-based compensation.

Excise Taxes. The effect of a Corporate Transaction on Options or other Awards, if any, may be set forth in an Award agreement, which may include accelerated vesting or lapse of restrictions with respect to Options or other Awards. Under certain circumstances, the accelerated vesting or lapse of restrictions with respect to Options or other Awards in connection with a Corporate Transaction may be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, a participant may be subject to a 20% excise tax and we may be denied a tax deduction.

Section 409A. Section 409A of the Code generally imposes an additional 20% income tax, as well as interest and penalties, on recipients of deferred compensation that does not comply with Section 409A of the Code. “Deferred compensation” for this purpose generally consists of compensation to which an individual has a legally binding right in a taxable year and which is to be paid in a later taxable year. In addition to the taxes, interest and penalties, deferred compensation that does not comply with Section 409A of the Code may be required to be taken into income earlier than is intended. Awards under the 2012 LTIP are intended either not to be subject to Section 409A of the Code or to comply with Section 409A of the Code. If Awards under the 2012 LTIP are subject to Section 409A of the Code and do not comply with Section 409A of the Code, participants may be liable for the tax, interest and penalties imposed by the statute.

Plan Benefits

Awards are subject to discretion and therefore, it is not possible to determine the number of awards that will be granted to any executive, employee or director in the future under the 2012 LTIP, nor can we estimate with any certainty how many awards any individual would have received in the previous year had the 2012 LTIP been in effect.

We are committed to delivering value to our stockholders and we firmly believe in long-term, stock-based incentives for our executives, key employees and non-employee directors. Stock-based incentives align the interests of our employees with the interests of our stockholders and help us to attract and retain qualified and talented employees.

OUR BOARD RECOMMENDS A VOTE

“FOR” THE APPROVAL OF THE 2012 LONG-TERM INCENTIVE PLAN.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement, including under “Compensation Discussion and Analysis” and “Executive Compensation.”

We believe the advisory vote is appropriate because we seek have a comprehensive executive compensation program that is designed to link our executive officers’ compensation as closely as possible with our performance while also aligning our executive officers’ interests with those of our stockholders. We continually monitor our executive compensation program and modify it as needed to strengthen the link between compensation and performance and to maintain our competitive position within the oil and gas service industry with respect to the search for and retention of highly capable executive personnel.

We believe that our 2011 compensation actions demonstrate our focus on the above principles. In particular, in 2011:

•

Our Board of Directors established an independent Compensation Committee in February 2011 to oversee our executive compensation program and implement any formal equity-based compensation plans or policies for our employees. Prior to the establishment of our Compensation Committee, as a private company, our executive compensation decisions were primarily made either (1) in accordance with the terms of the then existing employment agreements with our executive officers, or (2) on an ad hoc basis and at the discretion of our private equity majority holders and certain members of senior management.

•

Our Compensation Committee chose to engage PM&P, an independent compensation consultant, to conduct executive and non-employee director compensation reviews utilizing a public company peer group, with year-end reports presented to our Compensation Committee. These reports were utilized by our Compensation Committee when making certain compensation decisions, including year-end 2011 cash compensation determinations and 2012 adjustments to targeted cash and future long-term incentive compensation.

•

Additionally, our Compensation Committee elected to grant 2011 annual incentive compensation to senior management in the form of restricted stock options in connection with the closing of our IPO, with the strike price per share equaling the final IPO price per share. These actions were designed to link a significant portion of total compensation in 2011 to company and individual performance, while at the same time allowing us to remain competitive with our peers with respect to overall executive compensation.

This advisory vote is not intended to address any specific item of compensation, but rather our overall compensation principles, policies and practices and the compensation of our named executive officers for fiscal year 2011, which are described in detail in this Proxy Statement under the headings entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

Based on the above, we request that you indicate your support for our executive compensation practices by voting in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of C&J Energy Services, Inc.’s named executive officers, as disclosed in the Proxy Statement of C&J Energy Services, Inc.’s 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the disclosure contained in Compensation Discussion and Analysis, Executive Compensation and the compensation tables and other narrative executive compensation disclosures.”

Although, as an advisory vote, this proposal is not binding upon our company or our Board, our Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the results of the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions.

OUR BOARD RECOMMENDS A VOTE “FOR”

THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal 4—Advisory Vote on the Frequency of Executive Compensation Advisory Votes

In addition to the advisory vote to approve named executive officer compensation, our stockholders are entitled to cast a non-binding advisory vote on how frequently we should seek an advisory “Say on Pay” vote, such as Proposal 3 included in this Proxy Statement, on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on Proposal 4, stockholders may indicate whether the advisory “Say on Pay” vote should occur every three years, every two years or every year. After careful consideration of this Proposal 4, our Board has determined that an advisory vote to approve named executive officer compensation that occurs on an annual basis is the most appropriate alternative for our company, and therefore our Board recommends that our stockholders support a frequency period of every year for the advisory vote to approve named executive officer compensation.

Our Board believes that this vote should be conducted each year so that our stockholders may provide us with direct and timely input on our executive compensation program. Please note that this vote is advisory and not binding on our company or our Board in any way. However, our Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Our Board may decide now or in the future that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation on a different frequency than the frequency receiving the most votes cast by our stockholders

You are not voting in this Proposal 4 to approve or disapprove our Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this Proposal 4.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR “ONE YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF

EXECUTIVE COMPENSATION ADVISORY VOTES.

Proposal 5—Ratification of the Appointment of UHY LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2012

General

At the Annual Meeting, our stockholders are being asked to ratify our Audit Committee’s appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. A representative of UHY LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions from stockholders.

The ratification of our Audit Committee’s appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires our receiving the affirmative vote of the holders of a majority of the votes of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of UHY LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

Prior to UHY LLP’s appointment, Flackman Goodman & Potter, P.A. (“Flackman”) served as our independent public accounting firm. At the time that Flackman performed audit services for us, we were not a public company and were not subject to SEC regulations, including the requirement for our auditors to be a Public Company Accounting Oversight Board (“PCAOB”) registered accounting firm. In preparation for our IPO, on December 17, 2010, we dismissed Flackman and engaged UHY LLP, an independent PCAOB registered public accounting firm, to audit our financial statements as of and for the year ended December 31, 2010 and to re-audit our financial statements as of December 31, 2009 and for the years ended December 31, 2008 and 2009. The decision to dismiss Flackman was approved by our Board.

Neither of Flackman’s reports on the financial statements for the years ended December 31, 2008 and 2009 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During such time period, there were no disagreements between us and Flackman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Audit and Other Fee Information

Set forth below is a summary of certain fees paid to UHY LLP, which has served as our independent registered public accounting firm since December 17, 2010, for services related to the fiscal years ended December 31, 2010 and December 31, 2011. The firm of UHY LLP acts as our principal independent registered public accounting firm. UHY LLP personnel work under the direct control of UHY partners and are leased from wholly owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure. In determining the independence of UHY LLP, our Audit Committee considered whether the provision of non-audit services is compatible with maintaining UHY LLP’s independence.

	2010	2011
Audit Fees	$89,739	$397,433
Audit Related Fees	104,384	75,497
Tax Fees	13,950	6,207
All Other Fees	—	—

Total	$208,073	$479,137

Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. Other procedures included consultations relating to the audit or quarterly reviews, and services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities. Also included in audit fees are amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of consultation related to management’s response to an SEC comment letter.

Audit Related Fees. Audit related fees consisted of amounts incurred for due diligence services performed.

Tax Fees. Tax fees in 2011 and 2010 consisted of tax preparation and compliance services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee considers whether the provision of these services is compatible with maintaining UHY LLP’s independence, and has determined the services provided by UHY LLP during fiscal years 2010 and 2011 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal years 2010 and 2011.

In 2011, our Audit Committee adopted a policy requiring pre-approval by our Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with this policy, our Audit Committee has given its annual approval for the provision of audit services by UHY LLP through December 31, 2012. Additionally, on February 27, 2012, in accordance with this policy, the Audit Committee gave its approval for the provision by UHY LLP of particular categories or types of audit-related, tax and permitted non-audit services until February 27, 2013, in each case subject to a specific budget. Any proposed services to be provided by the independent registered public accounting firm not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, requires special pre-approval by our Audit Committee. In certain circumstances and for certain services, our Audit Committee delegates its responsibilities to pre-approve services performed by the independent registered public accounting firm to the Chairman of our Audit Committee. However, our Audit Committee does not under any circumstance delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

UHY LLP does not provide any internal audit services to us.

OUR BOARD RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF UHY LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and any person who owns more than 10% of our Common Stock are required by Section 16(a) of the Exchange Act to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, during the year ended December 31, 2011, all filing requirements were met.

Security Ownership of Management and Certain Beneficial Owners

The following table shows the amount of our Common Stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers, our current directors and executive officers as a group, and any stockholders with over 5% of our Common Stock.

Except as otherwise indicated, all information is as of April 10, 2012.

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares Owned(2)	Acquirable within 60 Days(3)	Percent of Class Outstanding(4)
General Atlantic Partners 90, L.P. (5)	3,387,766	—	6.5%
Energy Spectrum Partners IV LP (6)	3,296,549	—	6.3%
Passport Capital, LLC (7)	3,130,000	—	6.0%
Joshua E. Comstock (8)	2,736,500	1,201,656	7.6%
Randall C. McMullen, Jr. (9)	232,456	574,326	1.5%
John D. Foret	211,900	90,334	*
Bretton W. Barrier	9,100	315,830	*
Brandon D. Simmons	178,500	90,334	*
William D. Driver	—	135,834	*
J. P. “Pat” Winstead	35,000	90,334	*
Theodore R. Moore	—	13,334	*
Michael A. McCoy	—	—	*
Barry Beadle (10)	100,000	—	*
Darren M. Friedman	—	3,667	*
James P. Benson	—	3,667	*
Michael Roemer	—	3,667	*
H. H. Wommack, III	—	3,667	*
C. James Stewart III	—	3,667	*
Executive Officers and Directors as Group (17 persons)	4,057,956	2,530,317	12.1%

*	Represents less than 1% of the outstanding Common Stock.
(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is C&J Energy Services, Inc., 10375 Richmond Ave., Suite 2000 Houston, TX 77042.
(2)	Reflects the number of shares beneficially held by the named person as of April 10, 2012 with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2011, or as otherwise disclosed in such filings.
(3)	Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of April 10, 2012, or within 60 days after April 10, 2012.
(4)	Based on total shares outstanding of 51,952,743 at April 10, 2012. Based on the number of shares owned and acquirable within 60 days at April 10, 2012 by the named person assuming no other person exercises options, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2011, or as otherwise disclosed in such filings.

(5)	As reported on Schedule 13D filed with the SEC on April 9, 2012. The beneficial owners of common shares are General Atlantic Partners 90, L.P., GAPCO GmbH & Co. KG, GAP Coinvestments CDA, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAPCO Management GmbH, General Atlantic GenPar, L.P., and General Atlantic LLC, (each a “Reporting Persons”). The address of the Reporting Persons (other than GAPCO GmbH & Co. KG and GAPCO Management GmbH) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830 and the address of GAPCO GmbH & Co. KG and GAPCO Management GmbH is c/o General Atlantic GmbH, Koenigsallee 62, 40212 Dusseldorf, Germany. By virtue of the fact that (i) General Atlantic LLC is the general partner of General Atlantic GenPar, L.P., which is the general partner of General Atlantic Partners 90, L.P.; (ii) General Atlantic LLC is the general partner of GAP Coinvestments CDA, L.P.; (iii) General Atlantic LLC is the managing member of GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC; and (iv) GAPCO Management GmbH, is the general partner of GAPCO GmbH & Co. KG., the Reporting Persons may be deemed to beneficially own an aggregate of 3,387,766 shares of Common Stock and to have the shared power to vote or to direct the vote of, and the power to dispose or direct the disposition of the 3,387,766 shares of Common Stock owned by the Reporting Persons.
(6)	As reported on Schedule 13G as of December 31, 2011 and filed with the SEC on January 30, 2012. The address of Energy Spectrum Partners IV LP (“ESP IV”) is 5956 Sherry Lane, Suite 900, Dallas, TX 75225. The shares for which ESP IV may be deemed to have voting and dispositive control are owned directly by ESP IV. Energy Spectrum Securities Corporation is the sole member of Energy Spectrum IV LLC, which is the general partner of Energy Spectrum Capital IV LP, which is the general partner of ESP IV. James P. Benson, as managing director of Energy Spectrum Capital IV LP, has the sole power to vote or direct the vote of, and the power to dispose or direct the disposition of all shares owned of record by ESP IV.
(7)	As reported on Schedule 13G as of December 31, 2011 and filed with the SEC on February 15, 2012. The address of Passport Capital, LLC is 30 Hotaling Place, Suite 300, San Francisco, CA 94111. The beneficial owners of common shares of Passport Capital, LLC are Passport Special Opportunities Master Fund, LP (“Fund I”); Passport Energy Master Fund SPC Ltd for and on behalf of Portfolio A—Energy (“Fund II); Blackwell Partners, LLC (“Account I”), (with respect to the shares directly owned by it; Gothic Corporation; The Duke Endowment; Gothic ERP; and Gothic HSP); Passport Plus, LLC (“Passport Plus”); Passport Capital, LLC (“Passport Capital”); and John Burbank (“Burbank”). Burbank is the sole managing member of Passport Capital which serves as investment manager to Fund I, Fund II, and Account I. As a result, each of Burbank and Passport Capital may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of all shares owned of record by Fund I, Fund II, and Account I. Additionally, various other entities may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of all shares, specifically Passport Plus in regards to shares beneficially held by Fund I. The information disclosed herein shall not be construed as an admission that any of Burbank, Passport Plus or Passport Capital is the beneficial owner of any of the securities listed herein.
(8)	Included in the shares indicated as beneficially owned by Mr. Comstock are 654,500 shares owned by Mr. Comstock in his individual capacity, 966,000 shares held by a trust for the benefit of Mr. Comstock, of which Mr. Comstock serves as trustee and of which he may be deemed to be the beneficial owner, 966,000 shares held by a trust for the benefit of Rebecca A. Comstock, of which Mr. Comstock serves as co-trustee and of which he may be deemed to be the beneficial owner, 150,000 shares owned by JRC Investments, LLC, of which Mr. Comstock may be deemed to be the beneficial owner in his capacity as the sole member of JRC Investments, LLC, and 1,201,656 options owned by Mr. Comstock in his individual capacity which are exercisable within 60 days of April 10, 2012.
(9)	Included in the shares indicated as beneficially owned by Mr. McMullen are 132,456 shares owned by Mr. McMullen in his individual capacity, 50,000 shares held by a trust for the benefit of Mr. McMullen, of which Mr. McMullen is the sole trustee and of which he may be deemed to be the beneficial owner, 50,000 shares held by a trust for the benefit of Tracy A. McMullen, of which Mr. McMullen is the sole trustee, and 574,326 options owned by Mr. McMullen in his individual capacity which are exercisable within 60 days of April 10, 2012.
(10)	Included in the shares indicated as beneficially owned by Mr. Beadle are 79,200 shares owned by Mr. Beadle in his individual capacity, 10,400 shares held by a trust for the benefit of Mr. Beadle’s children, of which Mr. Beadle is the sole trustee and of which he may be deemed to be the beneficial owner, and 10,400 shares held by an additional trust for the benefit of Mr. Beadle’s children, of which Mr. Beadle is the sole trustee. .

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1)	6,797,089	$10.94	720,618
Equity compensation plans not approved by security holders	—	—	—

Total	6,797,089	$10.94	720,618

(1)	Consists of (a) 1,819,818 non-qualified stock options issued and outstanding under the 2006 Plan and (b) 4,977,271 non-qualified stock options issued and outstanding under the 2010 Plan. On December 23, 2010, the 2006 Plan was amended to provide, among other things, that no additional awards will be granted under the 2006 Plan.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of our Board. The following table sets forth certain information as of the date of this Proxy Statement regarding our executive officers:

Name	Age	Position
Joshua E. Comstock	42	Chairman, President and Chief Executive Officer
Randall C. McMullen, Jr.	36	Executive Vice President, Chief Financial Officer, Treasurer and Director
Bretton W. Barrier	46	Chief Operating Officer
Theodore R. Moore	34	Vice President—General Counsel and Corporate Secretary
William D. Driver	46	Vice President—Hydraulic Fracturing
John D. Foret	48	Vice President—Coiled Tubing
Michael A. McCoy	51	Vice President—Coiled Tubing
Brandon D. Simmons	43	Vice President—Coiled Tubing
J. P. “Pat” Winstead	54	Vice President—Sales and Marketing
Barry Beadle	40	President of Total E&S, Inc. (a wholly owned subsidiary)

Joshua E. Comstock	Mr. Comstock has served as our Chief Executive Officer and as one of our directors since May 1997. Mr. Comstock was given the additional title of President in December 2010 and the title of Chairman of the Board in February 2011. In 1997, Mr. Comstock was a founder of C&J. Mr. Comstock is responsible for general oversight of our company. Mr. Comstock began working as a foreman on several specialized natural gas pipeline construction projects. Through this experience, Mr. Comstock gained extensive knowledge and understanding of the gathering and transporting of natural gas. In January 1990, Mr. Comstock began working for J4 Oilfield Service, a test pump services company. His primary responsibility was working in natural gas production as a service contractor for Exxon.

Randall C. McMullen, Jr.	Mr. McMullen has served as our Executive Vice President, Chief Financial Officer and Treasurer and director since joining us in August 2005. Prior to joining our company, Mr. McMullen held various positions with Credit Suisse First Boston, the GulfStar Group and Growth Capital Partners. Mr. McMullen graduated magna cum laude from Texas A&M University with a B.B.A. in Finance.

Bretton W. Barrier	Mr. Barrier has served in multiple positions since joining us in January 2007, including Vice President—Hydraulic Fracturing, and, most recently, Chief Operating Officer. Mr. Barrier has over 20 years of experience in the oil and gas industry. He is responsible for all of our fracturing operations, including management of teams at each operating location, customer and vendor management and health and safety matters. Prior to joining us, Mr. Barrier worked for El Paso/Coastal, an exploration and production company, from July 2000 to January 2007, where he oversaw production, completions and workovers for all South Texas operations, as well as supervised over 60% of that division’s fracturing treatments from 2003 to 2007. Prior to working at El Paso/Coastal, Mr. Barrier worked for Halliburton, an international oilfield services company, from August 1990 to July 2000, where he served in various positions including equipment operator, service supervisor and service leader.

Theodore R. Moore	Mr. Moore has served as our Vice President—General Counsel and Corporate Secretary since February 2011. Prior to that time, Mr. Moore practiced corporate law at the law firm of Vinson & Elkins L.L.P. from 2002 through January 2011. Mr. Moore represented public and private companies and investment banking firms in numerous capital markets offerings and mergers and acquisitions, primarily in the oil and gas industry. Mr. Moore received a B.A. in Political Economy from Tulane University and a J.D. from Tulane University Law School.

William D. Driver	Mr. Driver has served as our Vice President—Hydraulic Fracturing since joining us in August 2007. Mr. Driver has 20 years of experience in the oil and gas industry and currently is responsible for our hydraulic fracturing operations. Prior to joining our company, Mr. Driver worked for Halliburton, an international oilfield services company, in the capacity of equipment operator, service supervisor, field service quality coordinator, operations manager and camp manager from August 1990 to August 2007.

John D. Foret	Mr. Foret has been with our company since 2001, and has served as our Vice President—Coiled Tubing since 2008. Mr. Foret has 25 years of experience in the oil and gas industry and is responsible for our coiled tubing operations. Prior to joining us, Mr. Foret was a workover supervisor for Cudd Energy Services, covering various geographical areas, including the Southern United States, Gulf of Mexico, Norway and Scotland. Additionally, through his employment with Hydraulic Well Control, Mr. Foret worked in Norway and Scotland while providing services to ConocoPhillips, Exxon Mobil Corporation, StatOil and Shell, as well as in India and Venezuela.

Michael A. McCoy	Mr. McCoy joined us as our new Vice President—Coiled Tubing in April 2012 and will be responsible for our coiled tubing operations. Mr. McCoy has over 30 years of experience in the oil and gas services industry and has managed coiled tubing operations throughout the U.S, working for Halliburton/Otis Engineering, BJ Services/Baker Hughes, Express Energy Services and Integrated Production Services, a division of Complete Production Services. From December 2008 through April 2012, Mr. McCoy was employed by Integrated Production Services where he served as Area Region Manager for Coiled Tubing until the Complete Production Services and Superior Energy Services merger, at which point he was promoted to Region General Manager for the Northern Region. From April 2006 through December 2008, Mr. McCoy served as President of Coiled Tubing and Snubbing Service for Express Energy Services, a privately held company, having started both of these product lines for Express and grown them to multiple units and districts. Mr. McCoy has extensive experience operating in most of the shale plays in North America, and tremendous knowledge of coiled tubing and associated equipment, where many of his improvements to equipment are still used.

Brandon D. Simmons	Mr. Simmons has been with our company since 2001, primarily as an operational manager of our coiled tubing operations. Mr. Simmons has served as our Vice President—Coiled Tubing since 2005. Mr. Simmons operated the first Stewart & Stevenson coiled tubing unit ever built and has a complete mechanical knowledge of coiled tubing units and supporting equipment. Mr. Simmons has been heavily involved in the design of our coiled tubing units. Prior to joining our company, Mr. Simmons spent eight years with Superior Energy Services and Preeminent Coiled Tubing Services operating coiled tubing units.

J.P. “Pat” Winstead	Mr. Winstead has served as our Vice President—Sales and Marketing since 2008, having joined us in 2005 as a corporate sales representative. Mr. Winstead’s primary role at our company is to oversee our sales and marketing efforts. Mr. Winstead also managed and will continue to manage our expansion into new regions, specifically East Texas/North Louisiana and Western Oklahoma. Prior to joining our company, Mr. Winstead spent the last 25 years working in various sales and marketing roles for several companies, including Sundance Cattle Co. and Sundance Services, Inc.

Barry Beadle	Mr. Beadle has served as the President of Total E&S, Inc. (“Total”) since 2004, when he founded the company. Prior to our acquisition of Total in April 2011, Mr. Beadle also served as Total’s chief executive officer and as a member of its board of directors. Through Total, Mr. Beadle runs our equipment manufacturing business, whereby we manufacture hydraulic fracturing, coiled tubing, pressure pumping and other equipment used in the energy services industry, as well as provide equipment repair services and sell oilfield parts and supplies to third-party customers, in addition to meeting our own internal needs. Prior to founding Total, Mr. Beadle spent over ten years working in various roles for several oilfield equipment manufacturing, repair and refurbishment companies, including HydraRig/National Oilwell Varco, Texas Equipment and Stewart & Stevenson.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides information about our compensation objectives and policies for the executives who served as our principal executive officer, our principal financial officer and our other three most highly-compensated executive officers during fiscal year 2011, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive and retention programs, retirement plans and health and welfare benefits.

Throughout this discussion, the following individuals are referred to as the “named executive officers” and are included in the Summary Compensation Table and other compensation tables that follow this Compensation Discussion and Analysis:

•	Joshua E. Comstock—Chairman, President and Chief Executive Officer

•	Randall C. McMullen, Jr.—Executive Vice President, Chief Financial Officer, Treasurer and Director

•	Bretton W. Barrier—Chief Operating Officer

•	Theodore R. Moore—Vice President, General Counsel and Corporate Secretary

•	J.P. “Pat” Winstead—Vice President, Sales and Marketing

Compensation Philosophy

Following our IPO, we have undertaken to design compensation for our employees, including our named executive officers, that includes a large component of incentive compensation based on our performance and the individual successes and contributions of our employees. Our equity-based compensation program is currently focused on providing stock option awards to our employees, which will only provide value to each holder in the event that our stock price increases over time, and certain terminations or poor company performance could result in the forfeiture or non-realization of the award without value. Our named executive officers are eligible to receive bonus awards only following our Compensation Committee’s determination that we completed a successful year and that the individual executive made significant contributions to that success. We believe that such compensation elements communicate to our executives that they will be paid for performance, and it aligns the interests of our executive officers with our stockholders’ interests.

We expect that our Compensation Committee will continue to design our executive compensation policies in a manner that allows us to continue to attract and retain individuals with the background and skills necessary to successfully execute our business strategy in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interests with our stockholders, and to reward individual and overall success in reaching such goals. We expect that as we become accustomed to operating as a public company we may also incorporate additional performance metrics and designated target goals into our compensation program for bonuses and equity-based compensation awards. We expect our Compensation Committee to continue to work with its independent compensation consultant to assist in further tailoring our compensation program to that of a public company within our industry.

In designing our executive compensation program, our Compensation Committee relies on three primary elements of compensation (in addition to other benefits)—salary, cash bonus and long-term equity incentive awards. We believe that annual cash bonuses and equity-incentive awards are flexible in application and can be tailored to meet our compensation objectives, while still providing the executives with a performance-based incentive. The determination of an employee’s cash bonus will reflect our Compensation Committee’s assessment of the employee’s relative contribution to achieving or exceeding our annual, near-term goals. We anticipate that the determination of an employee’s long-term equity incentive awards will be based, in large part, on the employee’s demonstrated and expected contribution to our longer term performance objectives.

Objectives of Our Executive Compensation Program

The objectives of our compensation program are to keep compensation consistent with our strategic business and financial objectives and competitive within our industry, and to assure that we attract, motivate, and retain talented executive personnel.

Key Components of Our Executive Compensation Programs

Our compensation and benefits programs have historically consisted of the following key components, which are described in greater detail under “— Components of Our Executive Compensation Program”:

•	Base salary;

•	Bonus awards;

•	Stock options;

•	Severance and change in control benefits; and

•	Other benefits.

We maintain employment agreements with our named executive officers (other than Mr. Winstead), and provide individual stock option agreements to each recipient of a stock option award, that govern the terms and conditions of these compensation elements.

Role of Compensation Committee and Named Executive Officers in Setting 2011 Compensation

Prior to our IPO, as a private company, our executive compensation decisions were primarily made either (1) in accordance with the terms of existing employment agreements with our executive officers, or (2) on an ad hoc basis and at the discretion of our private equity majority holders and certain members of our senior management after considering the overall performance of our company, the employee’s contribution to our overall performance, and the employee’s total compensation package relative to other employees. In February 2011, however, our Board established an independent Compensation Committee that has the authority to oversee our executive compensation program and to implement any formal equity-based compensation plans or policies that the committee deems appropriate for our employees, including our named executive officers. We anticipate that our Compensation Committee will continue to consult with certain of our executive officers regarding our compensation and benefit programs, other than with respect to such executive officer’s own compensation and benefits, but the Compensation Committee is ultimately responsible for making all compensation decisions for the named executive officers. For the 2011 year, the Compensation Committee did consult with Mr. Comstock when determining whether, and to what extent, certain employees should receive bonuses in connection with the IPO.

Role of Compensation Consultants in Setting 2011 Compensation

Our Compensation Committee has the authority to engage a compensation consultant at any time if the committee determines that it would be appropriate to consider the recommendations of an independent outside source. During the 2011 year, the Compensation Committee chose to engage Pearl Meyer & Partners (“PM&P”), an independent compensation consultant. PM&P reviewed both our executive compensation program and our non-executive director compensation program for the 2011 year and produced year-end compensation reports for the Compensation Committee in December of 2011. These reports were utilized by the Compensation Committee when making certain compensation decisions for the executives and the non-executive directors for the 2011 and 2012 years, although the Compensation Committee is responsible for all final decisions regarding compensation.

PM&P also provided the Compensation Committee with recommendations and advice during the process of selecting an appropriate peer group for compensation purposes. The Compensation Committee informed PM&P that its general criteria for selecting a peer group consisted of:

•	companies that are direct competitors for the same space, products and/or services;

•	companies that competed with us for the same executive team talent;

•	companies in a similar SIC code or sector;

•	companies that generally are subject to the same market conditions (or specifically, oilfield services companies); and

•	companies that are tracked similarly or which are considered comparable investments by outside analysts.

The Compensation Committee and PM&P determined that an appropriate peer group should consist of 10 to 15 companies, and companies that are most statistically related to us with similar revenue size. After consultation with management and analyzing the research completed by PM&P, the Compensation Committee determined that our peer group should consist of the following 16 companies:

Basic Energy Services, Inc.	Oceaneering International, Inc.

Complete Production Services, Inc.	Oil States International, Inc.

Dresser-Rand Group Inc.	Patterson-UTI Energy, Inc.

Exterran Holdings, Inc.	Pioneer Drilling Company

Global Industries, Ltd.	RPC, Inc.

Helmerich & Payne, Inc.	Superior Energy Services, Inc.

Key Energy Services, Inc.	Tesco Corporation

Newpark Resources, Inc.	TETRA Technologies, Inc.

Components of Executive Compensation Program

In anticipation of our IPO, we elected to enter into new employment agreements with Messrs. Comstock and McMullen in December 2010 to establish agreements that reflect the increased responsibilities associated with being the Chief Executive Officer and Chief Financial Officer of a publicly traded company. Additionally, our significant growth over the last few years resulted in a dramatic increase in Mr. Barrier’s duties and responsibilities as Chief Operating Officer and our IPO further expanded his role within our company. As a result, our Board determined it was appropriate to enter into an employment agreement with Mr. Barrier at the same time we entered into new agreements with Messrs. Comstock and McMullen. When Mr. Moore joined us we anticipated that he would also work as a key employee at our company and so we chose to enter into an employment agreement with him that was similar in form to Mr. Barrier’s agreement.

Base Salary

Each named executive officer’s base salary is a fixed component of compensation that may be annually adjusted by the Compensation Committee. We generally do not adjust base pay for our named executive officers based strictly on our performance, but take individual accomplishments and market trends into account as well. As such, base pay functions as an important counterbalance to incentive, discretionary, and equity compensation, all of which are generally contingent on our performance or success. The determination as to the reasonableness of a named executive officer’s 2011 base salary has been made by our Board with consultation with our Chief Executive Officer based on their collective extensive experience in the energy industry. We review the base salaries for each named executive annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review consider individual and company performance over the course of that year. The total base salary received by each named executive for 2011 is reported in the Summary Compensation Table.

For the 2011 year, our named executive officers’ base salaries were as follows: Mr. Comstock, $625,000; Mr. McMullen, $450,000; Mr. Barrier, $325,000; Mr. Moore, $250,000 and Mr. Winstead, $200,000. These base salaries were set at levels that reflect the increase in duties and responsibilities of our named executive officers resulting from the continued growth of our company.

Bonus Awards

Annual Cash Bonus. The employment agreements for Messrs. Comstock, McMullen, Barrier and Moore provide for annual cash bonuses so long as we achieve certain targets established by our Compensation Committee. For 2011, the Compensation Committee determined to award annual cash bonuses to Messrs. Comstock, McMullen, Barrier and Moore based upon its assessment of our overall performance at the end of 2011 and each executive officer’s contribution to our overall performance. The Compensation Committee also discussed the annual cash bonuses with PM&P and requested their thoughts and recommendations regarding bonus target ranges that are set forth in the employment agreements.

The target bonus set for each named executive officers for the 2011 year, as well as the actual payout amounts, are set forth below:

Name	Target Amount as Percentage of 2011 Salary	Actual Payment as Percentage of 2011 Salary	Actual Payment Amount ($)
Mr. Comstock	150-200%	200%	1,250,000
Mr. McMullen	100-150%	150%	675,000
Mr. Barrier	75-100%	100%	325,000
Mr. Moore	25-50%	50%	125,000
Mr. Winstead	25-50%	50%	100,000

Bonus payments provided under the employment agreements, if any, will typically be paid between January 1 and March 15 of the year following the year to which the bonus is applicable. In the event that any executive is terminated for cause during the applicable year, however, they forfeit any right to receive a bonus for that year.

Registration Statement Bonus. Messrs. Comstock and McMullen’s employment agreements provide for the payment of a cash bonus to each of them in the amount of $125,000 if a shelf registration statement for our IPO was declared effective by the SEC on or prior to June 29, 2011. We chose to delay the effectiveness of our shelf registration statement in order to consummate our IPO. Taking this into consideration, on July 14, 2011 our Compensation Committee determined to award each of Messrs. Comstock and McMullen these bonuses contingent upon our shelf registration statement being declared effective within 60 days of the closing of the IPO. Due to the successful completion of our IPO and our shelf registration statement becoming effective within the 60 day period following the closing of our IPO, the bonuses were paid to each of Messrs. Comstock and McMullen on October 3, 2011. These bonuses were intended to reward the achievement of a milestone for our company on a timeline specified by our Compensation Committee to achieve parallel business goals. The shelf registration statement bonus opportunity was made available only to Messrs. Comstock and McMullen because their extraordinary individual contributions were the largest drivers of the timely achievement of this milestone and they had more control over the factors that contributed to the achievement of our goal than our other named executive officers.

IPO Bonuses. Our Compensation Committee has the authority to award additional incentive bonus compensation to our named executive officers in the event that it deems appropriate. On March 7, 2011 our Board determined that the registration statement bonuses provided in Messrs. Comstock and McMullen’s employment agreements should be increased to adequately compensate them for the additional work required to complete our IPO. Our Board increased such incentive compensation by awarding additional discretionary bonuses in the amounts of $200,000 and $100,000 for Messrs. Comstock and McMullen, respectively, contingent upon the successful completion of our IPO. Additionally, on March 7, 2011 our Compensation Committee determined that Mr. Barrier should receive a discretionary bonus in the amount of $50,000 contingent upon and payable concurrently with the successful completion of our IPO. On July 14, 2011, our Compensation Committee determined that Mr. Moore should receive a discretionary bonus in the amount of $50,000 contingent upon and payable concurrently with the successful completion of our IPO. This IPO bonus opportunity was granted to Mr. Moore due to the work he completed in connection with the IPO.

Stock Options

We grant stock options because options compensate our named executive officers only in the event of an increase in the market value of our Common Stock, thus aligning the interests of our named executive officers with those of our stockholders. We believe the three year vesting period associated with these stock option awards will mitigate any risk that they would be incentivized to take actions that may not be in the long-term interest of our stockholders in order to increase our share price in the near-term. Finally, we prefer to issue stock options because the compensation cost to us associated with options is generally fully deductible. Please read “— Tax Deductibility of Executive Compensation.”

Prior to December 23, 2010, all options granted to our named executive officers were granted under the 2006 Plan. The 2006 Plan provided for awards of incentive stock options, non-statutory stock options, restricted stock, and other stock based awards to employees, officers, directors, consultants and advisors. As of the end of fiscal year 2010, our named executive officers have been awarded only non-qualified stock options, and no other stock-based awards have been made under the 2006 Plan. Non-statutory stock options granted to our named executive officers vested 20% on the date of grant and another 20% on each of the first four anniversaries of the grant date. On December 23, 2010, the 2006 Plan was amended to provide that (i) no additional awards will be granted under the 2006 Plan, (ii) all awards outstanding under the 2006 Plan will continue to be subject to the terms of the 2006 Plan, and (iii) options to purchase all 237,927 shares awarded under the 2006 Plan vested and became exercisable in connection with the completion of the private placement of our Common Stock in December 2010. Additionally, on December 23, 2010, we granted the remaining 35,000 shares available for issuance under the 2006 Plan as follows: 17,500 options were granted to each of Messrs. Comstock and McMullen, which were fully vested on the date of grant and have an exercise price of $10.00 per share.

On December 23, 2010, we adopted the 2010 Plan. We use the 2010 Plan to grant equity awards to our employees, consultants, and outside directors. We originally reserved 5,699,889 shares for issuance under the 2010 Plan. The 2010 Plan allows us to grant non-statutory stock options and incentive stock options, although, to date, we have only granted non-statutory stock option awards to our named executive officers.

In February 2011 and July 2011, our Board concluded that the overall compensation package of certain of our employees, including certain named executive officers, was insufficient to meet our objective to retain talented executive personnel by providing both short-term and long-term incentive compensation. As a result, we awarded stock options to these employees under the 2010 Plan. In February, we granted 40,000 options to Mr. Moore as a sign-on inducement grant and we granted 40,000 options to Mr. Winstead as part of a larger equity grant to operational employees; in July, we granted 275,000 options to Mr. Comstock, 200,000 options to Mr. McMullen, 100,000 options to each of Messrs. Barrier and Moore, and 85,000 options to Mr. Winstead, each in connection with the IPO and in satisfaction of 2011 long-term incentive awards. The amount of each grant was determined by our Board based on each executive’s duties and responsibilities and each executive’s contribution to our overall performance in 2010 and 2011. All of the February 2011 and July 2011 stock option awards to employees vest equally on each of the first, second, and third anniversaries of the grant date and expire ten years following the grant date. All of the February 2011 options have an exercise price equal to the fair market value of our shares on the date of grant and all of the July 2011 options have an exercise price equal to the final IPO price per share.

For purposes of valuing the stock option awards that we have granted to our named executive officers, we are required to report the grant date fair value of awards under specific accounting principles within the tables that follow this Compensation Discussion and Analysis. The accounting valuations, however, do not provide an accurate account of the current settlement value of certain outstanding stock option awards. For example, the July stock option grants have exercise prices that are currently above the market value of our stock, so an exercise of the stock options at today’s prices would not provide immediate value to the holder (these options are considered “underwater”). The July grants will provide value to the named executive officers only if our Common Stock increases in value to a price that exceeds the exercise price for that award. The values assigned to the portion of the “Option Awards” column of the “Summary Compensation Table” that relate to the July grants are based upon certain long-term assumptions and not on the value that each named executive officer actually received during the 2011 year.

The Compensation Committee does not expect that the grant date fair value of stock option awards that we granted to named executive officers and other key employees during the 2010 and 2011 years will be continued at the same level in future years. Certain of the stock option awards that were granted to management employees in recognition of the extraordinary work that each member of our management team provided in connection with our growth and transition to a public company were considered special grants. The Compensation Committee consulted with PM&P regarding special IPO-related grants of equity compensation awards within our peer group and found that the level of one-time IPO-related equity grants within our peer group was typically significantly higher than the number of awards that the company would grant on a more typical annual schedule. On a going-forward basis, we expect that our named executive officers will receive annual equity-based compensation awards in order to maintain a strong tie between our executive’s interests and those of our stockholders. We expect that annual equity-based compensation grants will be targeted at or near the median of the market norm in our peer group for similar annual grants.

Severance and Change in Control Benefits

We believe it is important that Messrs. Comstock, McMullen, Barrier and Moore focus their attention and energy on our business without any distractions regarding the effects of a termination that is beyond their control or our change in control. Therefore, their employment agreements each provide that they will be entitled to receive severance benefits and accelerated vesting of their options in the event their employment is terminated under certain circumstances. Specifically, all payment obligations to Messrs. Comstock, McMullen, Barrier and Moore associated with a change in control are “double trigger” payments, which require termination of employment within the two years following a change in control to receive the benefit. Our Board believed that a double trigger payment was more appropriate than a single trigger payment (where a payment is made upon the occurrence of a change in control alone) because it financially protects the employee if he is terminated following a change in control transaction, without providing a potential windfall if the employee is not terminated. For more detailed information regarding our severance and change in control benefits, please read “— Potential Payments upon Termination or Change in Control.”

Other Benefits

Each of our named executive officers is provided with certain perquisites, including the use of a company-owned vehicle or an annual automobile allowance and a health care subsidy. As more fully described in the section titled “Transactions with Related Persons,” Mr. Comstock owns a personal aircraft that Mr. Comstock uses for personal and business travel. We partially reimburse Mr. Comstock for the expenses associated with business travel. In the event that Mr. Comstock’s family accompanies him on one of these business-related trips, the amounts that we reimburse Mr. Comstock with respect to his family’s travel costs are reported as compensation to Mr. Comstock in the “All Other Compensation” column of the Summary Compensation Table. Other benefits received by each of our named executive officers for the fiscal year ended December 31, 2011 are disclosed in the Summary Compensation Table.

We do not maintain a defined benefit or pension plan for our executive officers or other employees because we believe such plans primarily reward longevity rather than performance. Nevertheless, we recognize the importance of providing our employees with assistance in saving for their retirement. We, therefore, maintain a retirement plan, or the 401(k) Plan, that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. Following the completion of one year of service, we offer matching contributions for each of our employees, including our named executive officers, up to 4% of their qualifying compensation each year, subject to certain limitations imposed by the Code. Amounts of the matching contributions to the 401(k) Plan during 2011 on behalf of our named executive officers are disclosed in the Summary Compensation Table.

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented for our named executive officers or directors at this time. We will continue to periodically review best practices and reevaluate our position with respect to stock ownership guidelines.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code. An exception applies to this deductibility limitation for a limited period of time in the case of companies that become publicly traded through an IPO. In addition, following such limited period of time, an exception to the $1 million limit applies with respect to certain performance-based compensation.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives is more important than the benefit of tax deductibility of compensation, and prefer to maintain flexibility in how we compensate our executive officers that may result in limited deductibility of amounts of compensation from time to time.

Relation of Compensation Policies and Practices to Risk Management

We anticipate that our compensation policies and practices will be designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. However, at this time our Compensation Committee retains a significant amount of discretion with respect to the compensation packages of our named executive officers, which we believe prevents management from entering into actions that could have a material adverse effect on us in the long-run to simply achieve a specific short-term goal. We also believe that the compensation program that our general employee population is eligible to receive does not entice the employees to take unnecessary risks in their day to day activities.

We expect our compensation arrangements to contain a number of design elements that serve to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include delaying the rewards and subjecting such rewards to forfeiture for terminations related to violations of our risk management policies and practices.

In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are reasonably likely to have a material adverse effect on us.

Actions Taken For the 2012 Fiscal Year

On December 15, 2011, the Compensation Committee approved adjustments to the base salaries and bonus targets for Messrs. Comstock, McMullen, Barrier and Moore for 2012. The Compensation Committee reviewed the company’s 2011 performance and the individual contributions that each named executive officer made to the company for 2011. The Compensation Committee also discussed base salary and bonus targets with PM&P, and requested that PM&P provide the Compensation Committee with its recommendations or thoughts regarding base salary and bonus target levels that were in such named executive officer’s current employment agreements in comparison to the base salary and bonus target levels of similarly situated executives at companies within our peer group. Based upon the studies conducted by PM&P at the end of the 2011 year, our named executive officers’ base salaries were on average below the market median (with the exception being Mr. McMullen, who has operational responsibilities that place a premium on his value to us, and who was estimated to be above the market medium with respect to his base salary). The 2011 base salaries and bonus levels positioned the target total cash compensation for such executives, on average, in the 39th percentile in our market.

After considering market analysis with respect to executive base salaries within our peer group and individual responsibilities and contributions to the company, the Compensation Committee determined that the base salaries of Messrs. Comstock, McMullen, Barrier and Moore should be set at the following levels beginning on January 1, 2012: Mr. Comstock, $725,000; Mr. McMullen, $475,000; Mr. Barrier, $350,000; and Mr. Moore, $300,000. Target bonus levels for each of the named executive officers were set at the following levels for the 2012 year: Mr. Comstock, 100-200% of 2012 base salary; Mr. McMullen, 100-200% of 2012 base salary; Mr. Barrier, 75-150% of 2012 base salary; and Mr. Moore, 50-100% of 2012 base salary.

The Compensation Committee has not made any decisions regarding equity-based compensation awards for 2012 as of the date of this filing. The PM&P report provided to the Compensation Committee at the end of the 2011 year reported that our named executive officers had received a number of stock option awards during the 2011 year that placed their equity award values above market within our peer group for 2011. The Compensation Committee recognizes that the special IPO-related grants were the most significant reason for this finding, and also recognizes that these studies were based upon the accounting grant date fair values for the awards rather than the actual values that each executive received during the 2011 year. In contrast to the accounting values that are reported for the 2011 stock option awards in the tables that follow, certain of the awards are currently underwater and could not be exercised for any value at this time. The Compensation Committee expects that it will have further conversations with PM&P during the 2012 year regarding the structure and design of our equity compensation programs for the 2012 year and going forward.

REPORT OF THE COMPENSATION COMMITTEE

During the last fiscal year, and this year in preparation for the filing of C&J Energy Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and this Proxy Statement with the SEC, the Compensation Committee:

•	reviewed and discussed the disclosure set forth under the heading “Compensation Discussion and Analysis” with management; and

•

based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “Compensation Discussion and Analysis” be included in C&J Energy Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and this Proxy Statement.

Respectfully submitted by the Compensation Committee of the Board of Directors,

H. H. Wommack, III (Chairman)

Darren M. Friedman

James P. Benson

Michael Roemer

C. James Stewart III

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the annual compensation earned during the 2010 and 2011 fiscal year by our named executive officers:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua E. Comstock	2011	625,000	1,578,000	5,275,440	53,849	7,532,289
Chairman, President and Chief Executive Officer	2010	284,750	1,785,000	11,149,535	23,195	13,242,480

Randall C. McMullen, Jr.	2011	450,000	903,000	3,836,684	118,223	5,307,907
Executive Vice President, Chief Financial Officer, Treasurer and Director	2010	190,564	1,725,000	7,997,137	18,816	9,931,517

Bretton W. Barrier	2011	325,000	378,000	1,918,342	28,362	2,649,704
Chief Operating Officer	2010	187,824	187,424	3,152,399	24,595	3,552,242

Theodore R. Moore	2011	229,167	177,500	2,185,133	18,979	2,610,779
Vice President, General Counsel and Corporate Secretary

J.P. “Pat” Winstead	2011	200,000	103,000	1,924,717	27,962	2,255,679
Vice President, Sales and Marketing	2010	163,584	2,141,035	—	24,595	2,329,214

(1)	Mr. Moore joined us on February 1, 2011, thus salary amounts reported for him reflect amounts earned from February 1, 2011 to December 31, 2011. The amounts in this column for the 2010 year reflect the base salaries earned by each of the named executive officers during the 2010 fiscal year rather than the base salaries that were in effect at the end of the 2010 fiscal year, as salary levels were modified twice during the 2010 year.
(2)	The amounts in this column for the 2011 year reflect amounts earned for the 2011 fiscal year. For Messrs. Comstock and McMullen, this amount also includes the shelf registration statement bonuses of $125,000, respectively. For Messrs. Comstock, McMullen, Barrier and Moore, this amount also includes IPO bonuses of $200,000, $100,000, $50,000 and $50,000, respectively.
(3)	The amounts in this column for the 2011 year represent the grant date fair value of each stock option award granted under our 2010 Plan, computed in accordance with FASB ASC Topic 718. Please read Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC for a discussion of the assumptions used in determining the grant date fair value of these awards. As more fully discussed within the Compensation Discussion and Analysis section above, these values do not necessarily reflect the value that each executive actually received during the applicable year, and actual values will not be determinable until the awards become vested and the executive exercises the award.
(4)	The amounts in this column reflect the following payments to each of the named executive officers: $8,362 in the amount of subsidized health care benefits, excluding Mr. Moore who received $9,379; $9,800 for company matching contributions to each of the executive’s 401(k) Plan accounts, excluding Mr. Moore; for Messrs. Comstock, McMullen, Barrier, Moore and Winstead, $15,758, $14,443, $10,200, $9,600 and $9,800, respectively, for automobile allowances and related maintenance costs; for Mr. McMullen, $85,617 for certain relocation expenses paid pursuant to the terms of Mr. McMullen’s employment agreement; and for Mr. Comstock, $19,929 for the amounts of income that we imputed to Mr. Comstock during the 2011 year for the accompaniment of family members on business trips (while no additional direct operating costs with respect to the personal use of Mr. Comstock’s airplane is incurred in such situations, the value of personal use of the aircraft is imputed as income to him).

Grants of Plan-Based Awards for the 2011 Fiscal Year

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Joshua E. Comstock	7/28/2011	275,000	29.00	5,275,440
Randall C. McMullen, Jr.	7/28/2011	200,000	29.00	3,836,684
Bretton W. Barrier	7/28/2011	100,000	29.00	1,918,342
Theodore R. Moore	2/01/2011	40,000	10.00	266,791
	7/28/2011	100,000	29.00	1,918,342
J.P. “Pat” Winstead	2/03/2011	40,000	11.00	294,126
	7/28/2011	85,000	29.00	1,630,591

(1)	Each stock option award reflected in this column was granted under the 2010 Plan.
(2)	The exercise prices for the stock options granted February 1, 2011 and February 3, 2011 were based upon the fair market value of our Common Stock on the dates of grant, while the exercise price for the stock options granted July 28, 2011 was based upon the per share final initial IPO price.
(3)	Amounts in this column represent the grant date fair value of each stock option award granted under our 2010 Plan, computed in accordance with FASB ASC Topic 718. As more fully discussed within the Compensation Discussion and Analysis section above, these values do not necessarily reflect the value that each executive actually received during the applicable year, and actual values will not be determinable until the awards become vested and the executive exercises the award.

The employment agreements for Messrs. Comstock, McMullen, Barrier and Moore set forth the duties of each executive’s position with us. The agreements have three year terms that extend from their effective dates, with one year term extensions thereafter absent either party providing notice of a non-renewal. The agreements set forth base salaries, annual bonus target ranges, and benefits such as health and retirement opportunities. The employment agreements provide that the executive will be entitled to receive annual equity awards from the 2010 Plan or future equity incentive plans, although the terms and conditions of such awards will be determined by the Compensation Committee on an individual basis and governed by individual award agreements. For potential severance and change in control benefits that are provided within the employment agreements, see the “— Potential Payments upon Termination or Change in Control” section below.

The stock option awards from our 2010 Plan are governed by individual stock option agreements. Each of the awards was granted with a ten-year expiration date, measured from the grant date for the awards. The stock options are subject to forfeiture prior to vesting, which will occur in three equal installments on each of the yearly anniversaries of the grant date. Vesting for the options will accelerate upon certain terminations of employment, however, as described in greater detail below in “—Potential Payments Upon Termination or Change in Control.”

The amount of salary and bonus that each of the named executive officers received for the 2011 year in relation to their respective total compensation package for the 2011 year is as follows:

Percentage of Salary and Bonus in Comparison to Total Compensation

Name	Salary Percentage of Total Compensation
Joshua E. Comstock	29%
Randall C. McMullen, Jr.	25%
Bretton W. Barrier	27%
Theodore R. Moore	16%
J.P. “Pat” Winstead	13%

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the current stock option and stock award holdings by the named executive officers. This table includes unexercised options. The vesting dates for each award are shown in the accompanying footnotes. There were no other outstanding equity awards as of December 31, 2011 other than stock options.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Joshua E. Comstock	17,500(1)	1,108,312(2)	10.00	12/23/2020
	554,156(3)		10.00	12/23/2020
	105,000(1)		1.43	11/11/2018
	525,000(1)		1.43	11/01/2016
		275,000(4)	29.00	7/28/2021

Randall C. McMullen, Jr.	17,500(1)	791,651(2)	10.00	12/23/2020
	395,826(3)		10.00	12/23/2020
	161,000(1)		1.43	11/11/2018
		200,000(4)	29.00	7/28/2021

Bretton W. Barrier	158,330(3)	316,661(2)	10.00	12/23/2020
	157,500(1)		1.43	1/30/2017
		100,000(4)	29.00	7/28/2021

Theodore R. Moore		40,000(5)	10.00	2/01/2021
		100,000(4)	29.00	7/28/2021

J.P. “Pat” Winstead	35,000(1)		1.43	11/1/2016
	42,000(1)		1.43	11/11/2018
		40,000(6)	11.00	2/03/2021
		85,000(4)	29.00	7/28/2021

(1)	Each of these stock options were granted from the 2006 Plan and became fully vested on December 23, 2010.
(2)	Each of these stock options were granted from the 2010 Plan on December 23, 2010 and will vest in equal one third installments on each of December 23, 2012 and December 23, 2013.
(3)	Each of these stock options were granted from the 2010 Plan on December 23, 2010 and vested on December 23, 2011.
(4)	Each of these stock options were granted from the 2010 Plan and will vest in equal installments on each of July 28, 2012, July 28, 2013 and July 28, 2014.
(5)	Each of these stock options were granted from the 2010 Plan and will vest in equal installments on each of February 1, 2012, February 1, 2013 and February 1, 2014.
(6)	Each of these stock options were granted from the 2010 Plan and will vest in equal installments on each of February 3, 2012, February 3, 2013, and February 3, 2014.

Option Exercises in the 2011 Fiscal Year

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Joshua E. Comstock	—	—
Randall C. McMullen, Jr.	87,500	1,507,750	(1)
Bretton W. Barrier	—	—
Theodore R. Moore	—	—
J.P. “Pat” Winstead	—	—

(1)	This amount was calculated by multiplying the difference in the exercise price of the stock options ($1.43) and the market price of our Common Stock on the date of exercise ($18.66) and multiplying that amount by 87,500. As of the date of this filing, Mr. McMullen is still the owner of the shares of Common Stock that he received upon the exercise of the stock options, and the value that he may actually realize upon the sale of such shares in the future cannot be determined until the date of such sale.

Pension Benefits

While we provide our employees with the 401(k) Plan, we do not currently maintain a defined benefit pension plan. Please read “Compensation Discussion and Analysis—Components of Executive Compensation Program—Other Benefits.”

Nonqualified Deferred Compensation

We do not provide a nonqualified deferred compensation plan for our employees at this time.

Potential Payments Upon Termination or Change in Control

Employment Agreements

The employment agreements between us and Messrs. Comstock, McMullen, Barrier and Moore contain certain severance provisions. We believe that severance provisions should be included in employment agreements as a means of attracting and retaining executives and to provide replacement income if their employment is terminated because of a termination that may be beyond the executive’s control, except in certain circumstances such as when there is cause.

If we terminate Messrs. Comstock, McMullen, Barrier or Moore’s employment for cause, or if such an executive resigns without good reason, then that executive will be paid (1) (a) that executive’s base salary earned through the date of termination and (b) any accrued but unpaid vacation pay due to the executive ((a) and (b) together, the “Accrued Obligations”) and (2) unreimbursed expenses.

If Messrs. Comstock, McMullen, Barrier or Moore’s employment is terminated by the executive for good reason or by us other than for cause, because of death or disability, or because we choose not to renew the executive’s employment agreement (in each case, other than during a change in control period), then the named executive officer will be entitled to receive: (1) payment of the accrued obligations and any unreimbursed expenses, (2) any unpaid bonuses owed to the executive for a completed calendar year that have yet to be paid, (3) if the executive’s termination is after June 30, then a pro-rata payment of his annual bonus for the year of his termination (but no longer than two years from the date of termination), (4) immediate vesting of all unvested stock options awarded to the executive under any plan, (5) for Messrs. Comstock, McMullen or Barrier, salary continuation severance payments based on the executive’s base salary in effect on the date of termination continuing for the longer of (a) the remainder of the term of the executive’s employment agreement and (b) one year from the date of termination, and for Mr. Moore salary continuation severance payments based on his base salary in effect on the date of termination continuing for 90 days from the date of termination and (6) a lump-sum payment of an amount equal to all Consolidated Omnibus Budget Reconciliation Act, or COBRA, premiums that would be payable during the period described for each executive in (5). Notwithstanding (5) in the prior sentence, if the termination occurs because we choose not to renew the executive’s employment agreement then the period in (5) shall instead be 12 months if the term of the employment agreement ends on the third anniversary of the effective date of the employment agreement, six months if the term of the agreement ends on the fourth anniversary of the effective date of the employment agreement, and three months (or such longer time as may be provided under our severance policies generally) if the term of the employment agreement ends on or after the fifth anniversary of the effective date of the employment agreement. Our obligation to pay the executive items (3) through (6) of this paragraph is subject to the executive’s execution of a release of claims against us within 50 days after the date of his termination of employment.

If Messrs. Comstock, McMullen, Barrier or Moore’s employment is terminated by reason of death or disability, the employment agreements provide that the executive will be entitled to: (1) payment of the Accrued Obligations, (2) payment of any unreimbursed expenses, (3) any unpaid bonuses owed to the executive for a completed calendar year that have yet to be paid, (4) if the executive’s termination is after June 30, then a pro-rata payment of his annual bonus for the year of his termination, and (5) the payment of any and all benefit obligations due to the named executive officer or his estate (as the case may be) available in which the executive participated.

If, during the two years following a change in control (as defined in the named executive officers’ employment agreements), we terminate a named executive officer’s employment without cause, such executive resigns for good reason, or we choose not to renew the executive’s employment agreement, then the named executive officer will be entitled to receive: (1) payment of the Accrued Obligations and any unreimbursed expenses, (2) any unpaid bonuses owed to the executive for a completed calendar year that have yet to be paid, (3) if the executive’s termination is after June 30, then a pro-rata payment of his annual bonus for the year of his termination, (4) immediate vesting of all unvested stock options awarded to the executive under any plan, (5) salary continuation severance payments based on the executive’s base salary in effect on the date of termination continuing for the longer of (a) the remainder of the term of the executive’s employment agreement and (b) two years from the date of termination and (6) a lump-sum payment of an amount equal to all COBRA premiums that would be payable during the period described in (5) for Messrs. Comstock, McMullen and Barrier, and for a 90 day period for Mr. Moore. Our obligation to pay the executive items (3) through (6) of this paragraph is subject to the executive’s execution of a release of claims against us within 50 days after the date of his termination of employment.

If any portion of the payments under this agreement, or under other agreements with the named executive officers, would constitute “excess parachute payments” and would result in the imposition of an excise tax on the executive, then the payments made to the named executive officer will either be (1) delivered in full or (2) reduced in accordance with the executive’s employment agreement until no portion of the payments are subject to an excise tax, whichever results in the receipt by the named executive officer of the greatest benefit on an after-tax basis.

All payments of the Accrued Obligations and unreimbursed expenses would be paid to the named executive officer within 30 days after the date of the executive’s termination of employment. So long as (1) the named executive officer signs a release on or before the 50th day following the executive’s termination of employment and (2) the executive complies with the confidentiality, noncompetition, non-disclosure, and non-solicitation provisions of the executive’s employment agreement, all salary continuation payments will begin, and all lump-sum COBRA payments will be made, on the 60th day following the executive’s termination of employment. In general, breach by a named executive officer of the confidentiality, noncompetition, non-disclosure, and non-solicitation provisions of the executive’s employment agreement may result in (a) the termination of severance payments to the executive at our Board’s discretion and (b) if a court finds that the executive has breached the employment agreement in this way, the repayment by the executive of all severance payments previously made.

All payments of deferred compensation paid upon a termination of employment will be paid on the second day following the sixth month after the named executive’s termination of employment if so required by Section 409A of the Code.

Stock Option Plans and Agreements

The stock option agreements for the 2010 Plan option grants to our named executive officers that have employment agreements state that if any of the executives cease to provide services to us (other than because of their death or disability), then their options that were previously vested but unexercised will terminate at the end of the 90th day following the date of their termination of service. Further, if any of our named executive officers experiences a termination of employment (1) by us without cause, (2) because we decide not to renew the executive’s employment agreement or (3) by the executive for good reason, then any unvested options awarded to that executive under the 2010 Plan will immediately become fully vested and exercisable. If a named executive officer experiences a termination of employment other than of a type described in (1), (2) or (3) of the immediately preceding sentence, then upon such a termination all unvested options will be forfeited. Finally, the stock option agreements provide that if a named executive officer’s employment is terminated by us for cause then all options granted to them under the 2010 Plan are forfeited upon the effective date of such termination.

Potential Payments Upon Termination or Change in Control Table

The following table quantifies the amounts that each of our named executive officers could be expected to receive upon a termination or a change in control, assuming that such an event occurred on December 31, 2011. These amounts cannot be determined with any certainty outside of the occurrence of an actual termination or change in control event, and we have assumed that our Common Stock’s value of $20.93 per share on December 31, 2011 would be the value of any accelerated equity upon such a hypothetical termination or change in control event. Due to the fact that certain outstanding stock options held by our named executive officers have exercise prices above $20.93, the table below only shows the hypothetical value that each individual would have received in connection with the acceleration of the stock option awards that were both unvested and had exercise prices of less than $20.93 on December 31, 2011. We have also assumed for purposes of the table below that all Accrued Obligations and other similar expenses were paid current as of December 31, 2011. Any actual payments that may be made pursuant to the agreements described above are dependent on various factors, which may or may not exist at the time a change in control actually occurs and/or the named executive officer is actually terminated. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name and Principal Position	Without Cause or Good Reason Termination, or Non-Renewal Outside of a Change in Control (1)($)	Without Cause or Good Reason Termination, or Non-Renewal in Connection with Change in Control ($)	Termination Due to Death or Disability ($)
Joshua E. Comstock Chairman, President and Chief Executive Officer
Salary and Bonus	2,447,917	2,500,000	1,250,000
Continued Medical	28,801	30,054	—
Accelerated Equity	12,113,850	12,113,850	6,056,925

Total	14,590,568	14,643,904	7,306,925

Randall C. McMullen, Jr. Executive Vice President, Chief Financial Officer, Treasurer and Director
Salary and Bonus	1,537,500	1,575,000	675,000
Continued Medical	28,801	30,054	—
Accelerated Equity	8,652,745	8,652,745	4,326,373

Total	10,219,046	10,257,799	5,001,373

Bretton W. Barrier Chief Operating Officer
Salary and Bonus	947,917	975,000	325,000
Continued Medical	28,801	30,054	—
Accelerated Equity	3,461,105	3,461,105	1,730,552

Total	4,437,823	4,466,159	2,055,052

Theodore R. Moore Vice President, General Counsel and Corporate Secretary
Salary and Bonus	187,500	645,833	125,000
Continued Medical	3,757	3,757	—
Accelerated Equity	437,200	437,200	145,730

Total	628,457	1,086,790	270,730

(1)	Amounts reflected in the “Salary and Bonus” line of this column were calculated by using the base salary of each executive officer on December 31, 2011, and the full amount of the bonus that each of the executives received for the 2011 year pursuant to his employment agreement, due to the fact that a termination on the last day of the year would not have resulted in a pro-rata bonus but rather a bonus for the entire 2011 year.

DIRECTOR COMPENSATION

Beginning on February 3, 2011, the individuals that served on our Board that were not also employees received compensation for services they provided to us. The employee-directors, Messrs. Comstock and McMullen, do not receive additional compensation for their services as directors. All compensation that Messrs. Comstock and McMullen received for their services to us during 2011 as employees has been described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table above.

The remaining non-employee directors were compensated for their 2011 service on our Board with an annual fee of $35,000, a fee of $2,000 per board meeting attended in person or telephonically, as well as a $1,000 meeting fee for personal or telephonic attendance at committee meetings for any committee on which that director served.

Non-employee directors also received compensation for serving as the chairman of certain committees. Our Audit Committee chairman received an annual fee of $15,000, while our Nominating and Governance Committee chairman and our Compensation Committee chairman each received an annual fee of $10,000. During the 2011 year, Mr. Roemer served as the chairman of our Audit Committee, Mr. Benson served as the chairman of our Nominating and Governance Committee, and Mr. Wommack served as the chairman of our Compensation Committee.

Equity awards will also be granted to our non-employee directors on an annual basis. During the 2011 year, the non-employee directors received stock option awards fully vested as of the date of grant. The value of the annual equity award for 2011 was targeted at approximately $25,000 on the grant date, based on a Black-Scholes valuation model.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Darren M. Friedman	58,000	25,002	—	83,002
James P. Benson(2)	52,000	25,002	—	77,002
Michael Roemer	71,000	25,002	—	96,002
H. H. “Tripp” Wommack, III	68,000	25,002	—	93,002
C. James Stewart, III	50,000	25,002	—	75,002

(1)	The amounts in this column represent the grant date fair value of each stock option award granted under our 2010 Plan, computed in accordance with FASB ASC Topic 718. Please read Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC for a discussion of the assumptions used in determining the grant date fair value of these awards. As of December 31, 2011, each non-employee director held 3,667 outstanding stock option awards.
(2)	The fees earned by Mr. Benson are paid directly to Energy Spectrum. Under the terms of the Amended and Restated Stockholders’ Agreement, subject to retaining certain ownership thresholds, Energy Spectrum was entitled to appoint one director to our Board, currently Mr. Benson. Due to the decrease in Energy Spectrum’s ownership percentages, it is not entitled to appoint a director at this time. Please read “Transactions with Related Persons—Transactions—Amended and Restated Stockholders’ Agreement.”

The Compensation Committee requested information from PM&P regarding the compensation provided to non-executive directors at our peer companies as of the end of the 2011 year. The Compensation Committee reviewed the findings that PM&P submitted and determined that certain modifications to the director compensation program would be appropriate for the 2012 year. Beginning on January 1, 2012, the non-executive directors will each receive a $50,000 annual retainer and meeting fees of $1,500 per meeting for each regular or special board meeting, and each committee meeting if held on a day different than on a full board meeting, each whether attended in person or by telephone. Committee chair fees for the Audit Committee will be $15,000, and $10,000 for each of the Compensation Committee and Nominating and Governance Committee chairs. Annual equity-based awards will be targeted at $120,000 and will be granted in the form of stock options, restricted stock, or some combination of both. Awards will be subject to a six (6) month vesting requirement, and sales restrictions that will lift in equal one-third installments on each of the first, second and third anniversaries of the grant date, with automatic accelerated vesting upon the resignation or non-election of such non-executive director to our Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board of Directors (the “Board”) of C&J Energy Services, Inc. (“C&J”) to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of C&J’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements; (2) the independence, qualifications and performance of C&J’s independent registered public accounting firm; (3) the effectiveness and performance of C&J’s internal audit function; and (4) other matters as set forth in the charter of the Audit Committee, which was approved by the Board.

Management is responsible for the preparation of C&J’s financial statements and its financial reporting processes, including the systems of internal controls and disclosure controls and procedures. UHY LLP, the independent registered public accounting firm, is responsible for performing an independent audit of C&J’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of C&J for the year ended December 31, 2011. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of C&J be included in its Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted by the Audit Committee of the Board,

Michael Roemer (Chairman)

Darren M. Friedman

H. H. Wommack, III

OTHER MATTERS

As of the date of filing this Proxy Statement, our Board is not aware of any other business or nominee to be presented or voted upon at the Annual Meeting. If any other business or nominee is properly presented, the proxies solicited by our Board will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the proxy holders in accordance with the specification.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. No stockholder proposal was received for inclusion in this Proxy Statement.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder of record at the time the notice was provided, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. A stockholder making a nomination for election to our Board or a proposal of business for the 2013 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary at least 90 days but not more than 120 days prior to the first anniversary date of the 2012 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2013 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than January 29, 2013 and no later than February 28, 2013 (provided, however, that in the event that the date of the 2013 Annual Meeting is more than 30 days before or more than 70 days after May 29, 2013, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to 2013 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made by us).

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2013 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before March 6, 2013, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after March 6, 2013, and the matter nonetheless is permitted to be presented at the 2013 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made.

For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to our Corporate Secretary must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the text of the proposal or business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. Finally, if a stockholder provides notice for either event described above, the notice must also include the following information in addition to any other information required by Rule 14a-8:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books;

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner;

•

description of any agreement with respect to the nomination or proposal among such stockholder and/or such beneficial owner and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee;

•

a description of any agreement by such stockholder and such beneficial owners the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to our stock;

•	a representation that the stockholder is a holder of record entitled to vote and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner intends (1) to deliver a proxy statement to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination.

2011 ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a Proxy Statement is delivered upon the written request of such person. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Requests for copies should be directed to C&J Energy Services, Inc. 10375 Richmond Ave., Suite 2000, Houston, TX 77042 Attn: Corporate Secretary.

HOUSEHOLDING

We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside unless we have received contrary instructions from those stockholders. This process is called “householding.” This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The proxy materials and other stockholder communications may be householded based on your prior express or implied consent. If you wish to receive a separate copy of our proxy materials for each stockholder sharing your address in the future, please contact our Corporate Secretary by mail at C&J Energy Services, Inc. 10375 Richmond Ave., Suite 2000, Houston, TX 77042, by phone at 713-260-9986 or by email at Investors@cjenergy.com, and we will promptly deliver to you the requested material. You may also contact us in the same manner if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

APPENDIX A

C & J Energy Services, Inc.

2012 LONG-TERM INCENTIVE PLAN

(Adopted as of April 5, 2012)

1. Purpose.

The purpose of the Plan is to assist the Company to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to, the Company and its Subsidiaries and Affiliates and to promote the success of the Company’s business by providing such participating individuals with a proprietary interest in the performance of the Company. The Company believes that this incentive program will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of the Company, its Subsidiaries and Affiliates and to align those interests with those of the stockholders of the Company, its Subsidiaries and Affiliates.

2. Definitions. For purposes of the Plan:

2.1. “Affiliate” shall mean with respect to any entity, any entity that the Company, either directly or indirectly through one or more intermediaries, is in common control with, is controlled by or controls, each within the meaning of the Securities Act.

2.2. “Award” means, individually or collectively, a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award or any or all of them.

2.3. “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Cause” means, with respect to the Termination of a Participant by the Company or any Subsidiary of the Company that employs such individual or to which the Participant performs services (or by the Company on behalf of any such Subsidiary), such Participant’s (i) refusal or neglect to perform substantially his or her employment-related duties or services, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment or services to the Company or its Subsidiaries which does not adversely affect the Company and its Subsidiaries or its reputation or the ability of the Participant to perform his or her employment-related duties or services or to represent the Company or any Subsidiary of the Company that employs such Participant or to which the Participant performs services), (iv) failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary; provided that, in the case of any Participant who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning, if any, specified in such agreement

2.6. “Change in Capitalization” means any increase or reduction in the number of Shares, any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or any exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or any similar corporate event or transaction.

2.7. “Change in Control” means the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.7(a), the acquisition of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of the effective date of this Plan are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest;

(c) The consummation of:

(i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger in which:

(A) the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of Voting Securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.8. “Code” means the Internal Revenue Code of 1986, as amended.

2.9. “Committee” means the Committee which administers the Plan as provided in Section 3.

2.10. “Company” means C&J Energy Services, Inc., a Delaware corporation, or any successor thereto.

2.11. “Consultant” means any consultant or advisor who is a natural person and who renders services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities. but who is not an Employee or Director.

2.12. “Corporate Transaction” means (a) a merger, consolidation, reorganization, recapitalization or other similar change in the Company’s capital stock or (b) a liquidation or dissolution of the Company. For the avoidance of doubt, a Corporate Transaction may be a transaction that is also a Change in Control.

2.13. “Covered Employee” means, for any Performance Period:

(a) an Employee who

(i) as of the beginning of the Performance Period is an officer subject to Section 16 of the Exchange Act, and

(ii) prior to determining Performance Objectives for the Performance Period pursuant to Section 9, the Committee designates as a Covered Employee for purposes of this Plan; provided that, if the Committee does not make the designation in clause (ii) for a Performance Period, all Employees described in clause (i) shall be deemed to be Covered Employees for purposes of this Plan, and

(b) any other Employee that the Committee designates as a Covered Employee for purposes of this Plan.

2.14. “Director” means a member of the Board.

2.15. “Disability” means permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this Section 2.15, in the event any Award is considered to be “deferred compensation” as that term is defined under Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.16. “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.17. “Dividend Equivalent Right” means a right to receive cash or Shares based on the value of dividends that are paid with respect to Shares.

2.18. “Effective Date” means the date of the Plan’s approval by the Compensation Committee of the Board, subject to the approval of the Company’s stockholders at the 2012 Annual Meeting of Stockholders.

2.19. “Eligible Individual” means any Employee, Director or Consultant.

2.20. “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or any Subsidiary, or between the Company and any Subsidiaries.

2.21. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.22. “Fair Market Value” on any date means:

(a) if the Shares are listed for trading on the New York Stock Exchange, the closing price at the close of the primary trading session of the Shares on such date on the New York Stock Exchange, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price;

(b) if the Shares are not listed for trading on the New York Stock Exchange, but are listed on another national securities exchange, the closing price at the close of the primary trading session of the Shares on such date on such exchange, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price;

(c) if the Shares are not listed on the New York Stock Exchange or on another national securities exchange, the last sale price at the end of normal market hours of the Shares on such date as quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or, if no such price shall have been quoted for such date, on the next preceding date for which such price was so quoted; or

(d) if the Shares are not listed for trading on a national securities exchange or are not authorized for quotation on NASDAQ, the fair market value of the Shares as determined in good faith by the Committee, and in the case of Incentive Stock Options, in accordance with Section 422 of the Code.

2.23. “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.24. “Nonemployee Director” means a Director of the Board who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.25. “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.26. “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.27. “Option Price” means the price at which a Share may be purchased pursuant to an Option.

2.28. “Outside Director” means a Director of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.29. “Parent” means any corporation which is a “parent corporation” (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.30. “Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

2.31. “Performance Awards” means Performance Share Units, Performance Units, Performance-Based Restricted Stock or any or all of them.

2.32. “Performance-Based Compensation” means any Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.33. “Performance-Based Restricted Stock” means Shares issued or transferred to an Eligible Individual under Section 9.2.

2.34. “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.35. “Performance Objectives” means the objectives set forth in Section 9.3 for the purpose of determining, either alone or together with other conditions, the degree of payout and/or vesting of Performance Awards.

2.36. “Performance Share Units” means Performance Share Units granted to an Eligible Individual under Section 9.1(b).

2.37. “Performance Units” means Performance Units granted to an Eligible Individual under Section 9.1(a).

2.38. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act.

2.39. “Plan” means this C & J Energy Services, Inc., 2012 Long-Term Incentive Plan, as amended from time to time.

2.40. “Plan Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board pursuant to Section 15 hereof.

2.41. “Prior Plans” means the Company’s 2010 Stock Option Plan and 2006 Stock Option Plan.

2.42. “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.1.

2.43. “Restricted Stock Units” means rights granted to an Eligible Individual under Section 8.2 representing a number of hypothetical Shares.

2.44. “Securities Act” means the Securities Act of 1933, as amended.

2.45. “Share Award” means an Award of Shares granted pursuant to Section 10.

2.46. “Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

2.47. “Stock Appreciation Right” means a right to receive all or some portion of the increase, if any, in the value of the Shares as provided in Section 6 hereof.

2.48. “Subsidiary” means (a) except as provided in subsection (b) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company and (b) in relation to the eligibility to receive Awards other than Incentive Stock Options and continued employment or the provision of services for purposes of Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns at least 25% of the outstanding equity or other ownership interests.

2.49. “Ten-Percent Shareholder” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

2.50. “Termination”, “Terminated” or “Terminates” shall mean (a) with respect to a Participant who is an Employee, the date such Participant ceases to be employed by the Company and its Subsidiaries, (b) with respect to a Participant who is a Consultant, the date such Participant ceases to provide services to the Company and its Subsidiaries or (c) with respect to a Participant who is a Director, the date such Participant ceases to be a Director, in each case, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency). Unless otherwise set forth in an Award Agreement, (a) if a Participant is both an Employee and a Director and terminates as an Employee but remains as a Director, the Participant will be deemed to have continued in employment without interruption and shall be deemed to have Terminated upon ceasing to be a Director and (b) if a Participant who is an Employee or a Director ceases to provide services in such capacity and becomes a Consultant, the Participant will thereupon be deemed to have been Terminated.

3. Administration.

3.1. Committee; Procedure. The Plan shall be administered by a Committee which, until the Board appoints a different Committee, shall be the Compensation Committee of the Board. The Committee may adopt such rules, regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan. The Committee shall consist of at least two (2) Directors of the Board and may consist of the entire Board; provided, however, that (a) if the Committee consists of less than the entire Board, then, with respect to any Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two Directors of the Board, each of whom shall be a Nonemployee Director and (b) to the extent necessary for any Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two Directors of the Board, each of whom shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director or an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

3.2. Board Reservation and Delegation.

(a) Except to the extent necessary for any Award intended to qualify as Performance-Based Compensation to so qualify, the Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent the Board has reserved to itself or exercises the authority and responsibility of the Committee, all references to the Committee in the Plan shall be to the Board.

(b) Subject to applicable law, the Board may delegate, in whole or in part, any of the authority of the Committee hereunder(subject to such limits as may be determined by the Board) to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Eligible Individuals who are not officers or directors of the Company or any of its Subsidiaries and who are not subject to Section 16 of the Exchange Act. To the extent that the Board delegates any such authority to make Awards as provided by this Section 3.2(b), all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate.

3.3. Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) select those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(b) select those Eligible Individuals to whom other Awards shall be granted under the Plan, determine the type of Award, the number of Shares or amount of cash in respect of which each Award is granted and the terms and conditions (which need not be identical) of each such Award and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(c) construe and interpret the Plan and the Awards granted hereunder, establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective;

(d) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan;

(e) cancel, with the consent of the Participant, outstanding Awards or as otherwise permitted under the term of the Plan;

(f) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(g) generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who receive, or are eligible to receive, Awards (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the Eligible Individuals to receive Awards under the Plan and the terms and provision of Awards under the Plan. All decisions and determinations by the Committee in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having any interest therein.

Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may determine the terms and conditions of Awards and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

3.4. Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

3.5. No Repricing of Options or Stock Appreciation Rights. The Committee shall have no authority to make any adjustment (other than in connection with a Change in Capitalization, a Corporate Transaction or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders shall have approved such adjustment or amendment.

4. Stock Subject to the Plan; Grant Limitations.

4.1. Aggregate Number of Shares Authorized for Issuance. Subject to any adjustment as provided in the Plan, the Shares to be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Shares that may be made the subject of Awards granted under the Plan shall not exceed 4,300,000, no more than 2,150,000 of which may be granted as Incentive Stock Options. Any Shares related to an award granted under a Prior Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares shall become available for Award under this Plan.

4.2. Individual Participant Limit. The aggregate number of Shares that may be the subject of Options, Stock Appreciation Rights, Performance-Based Restricted Stock and Performance Share Units granted to an Eligible Individual in any calendar year may not exceed 2,000,000. The maximum dollar amount of cash or the Fair Market Value of Shares that any individual may receive in any calendar year in respect of Performance Units may not exceed $5,000,000.

4.3. Calculating Shares Available. The Committee shall determine the appropriate method for determining the number of Shares available for grant under the Plan, subject to the following:

(a) Except as provided in Section 4.3(b), in connection with the granting of an Option, a Stock Appreciation Right (other than a Stock Appreciation Right related to an Option) or a Share Award, or the granting of an Award of Restricted Stock Units, Restricted Stock, Performance-Based Restricted Stock or Performance Share Units, the number of Shares available under this Section 4 for the granting of further Awards shall be reduced by the number of Shares in respect of which the Award is granted or denominated.

(b) In the event that an Award is granted that, pursuant to the terms of the Award Agreement, cannot be settled in Shares, the aggregate number of Shares that may be made the subject of Awards under the Plan shall not be reduced. Any Shares related to an Award granted under this Plan that (i) terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, (ii) is settled in cash in lieu of Shares, or (iii) is exchanged with the Committee’s permission, prior to the issuance of Shares, for an Award pursuant to which no Shares may be issued, shall again be available for Awards under this Plan.

(c) Any Shares tendered (i) to pay the Option Price of an Option granted under this Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under this Plan, shall not become available again for grant under this Plan.

5. Stock Options.

5.1. Authority of Committee. The Committee may grant Options to Eligible Individuals in accordance with the Plan, the terms and conditions of the grant of which shall be set forth in an Award Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any of its Subsidiaries on the date the Incentive Stock Option is granted.

5.2. Option Price. The Option Price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Award Agreement; provided, however, that the exercise price per Share under each Option shall not be less than the greater of (i) the par value of a Share and (ii) 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

5.3. Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, further, however, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Participant’s death, even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Option could have been exercised and the 10th anniversary of the date of grant of the Option.

5.4. Vesting. The Committee shall determine and set forth in the applicable Award Agreement the time or times at which an Option shall become vested and exercisable. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5. Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.5) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

5.6. Method of Exercise. The exercise of an Option shall be made only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted. The Option Price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (a) cash or its equivalent (e.g., a check) or (b) if permitted by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) in the form of other property as determined by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. In addition, (a) the Committee may provide for the payment of the Option Price through Share withholding as a result of which the number of Shares issued upon exercise of an Option would be reduced by a number of Shares having a Fair Market Value equal to the Option Price and (b) Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the Option to the Company, which shall endorse thereon a notation of such exercise and return such Award Agreement to the Participant. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.7. Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares (whether or not certificated) to the Participant, a securities broker acting on behalf of the Participant or such other nominee of the Participant and (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Award Agreement.

5.8. Effect of Change in Control. Any specific terms applicable to an Option in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

6. Stock Appreciation Rights.

6.1. Grant. The Committee may grant Stock Appreciation Rights to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

6.2. Terms; Duration. Stock Appreciation Rights shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided, however, that unless the Committee provides otherwise, a Stock Appreciation Right may, upon the death of the Participant prior to the expiration of the Award, be exercised for up to one (1) year following the date of the Participant’s death even if such period extends beyond ten (10) years from the date the Stock Appreciation Right is granted. The Committee may, subsequent to the granting of any Stock Appreciation Right, extend the period within which the Stock Appreciation Right may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Stock Appreciation Right could have been exercised and the 10th anniversary of the date of grant of the Stock Appreciation Right.

6.3. Amount Payable. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted (the “Base Price”) by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.

6.4. Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the Stock Appreciation Right being exercised, which shall endorse thereon a notation of such exercise and return such Award Agreement to the Participant.

6.5. Form of Payment. Payment of the amount payable upon exercise of a Stock Appreciation Right may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the last business day preceding the date of exercise of the Stock Appreciation Right, solely in cash or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

6.6. Effect of Change in Control. Any specific terms applicable to a Stock Appreciation Right in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

7. Dividend Equivalent Rights.

The Committee may grant Dividend Equivalent Rights, either in tandem with an Award or as a separate Award, to Eligible Individuals in accordance with the Plan. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Award Agreement evidencing the Award. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Committee. The terms and conditions of any grants of Dividend Equivalent Rights as set forth in an Award Agreement shall comply with Section 409A of the Code and all regulations and other guidance issued thereunder.

8. Restricted Stock; Restricted Stock Units.

8.1. Restricted Stock. The Committee may grant Awards of Restricted Stock to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Award Agreements may require that an appropriate legend be placed on Share certificates. Shares in a book entry account in Participant’s name may have appropriate stop transfer instructions to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.1.

(a) Rights of Participant. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Award Agreement evidencing the Award and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon the issuance of the Shares, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Terms and Conditions. Each Award Agreement shall specify the number of Shares of Restricted Stock to which it relates, the conditions which must be satisfied in order for the Restricted Stock to vest and the circumstances under which the Award will be forfeited.

(c) Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

(d) Treatment of Dividends. At the time an Award of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(e) Effect of Change in Control. Any specific terms applicable to Restricted Stock in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

8.2. Restricted Stock Unit Awards. The Committee may grant Awards of Restricted Stock Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each such Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.2.

(a) Payment of Awards. Each Restricted Stock Unit shall represent the right of the Participant to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee of an amount equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit becomes vested or such other date as determined by the Committee at the time the Restricted Stock Unit is granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the amount to which the Participant has become entitled or a combination thereof.

(b) Effect of Change in Control. Any specific terms applicable to Restricted Stock Units in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

9. Performance Awards.

9.1. Performance Units and Performance Share Units. The Committee may grant Awards of Performance Units and/or Performance Share Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement.

(a) Performance Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee (including without limitation, a continued employment requirement following the end of the applicable Performance Period), represent the right to receive payment as provided in Sections 9.1(c) and (d) of the specified dollar amount or a percentage of the specified dollar amount depending on the level of Performance Objective attained; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit.

(b) Performance Share Units. Performance Share Units shall be denominated in Shares and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee, (including without limitation, a continued employment requirement following the end of the applicable Performance Period), represent the right to receive payment as provided in Sections 9.1(c) and (d) of the Fair Market Value of a Share on the date the Performance Share Unit was granted, the date the Performance Share Unit became vested or any other date specified by the Committee or a percentage of such amount depending on the level of Performance Objective attained; provided, however, that the Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit.

(c) Terms and Conditions; Vesting and Forfeiture. Each Award Agreement shall specify the number of Performance Units or Performance Share Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the of Performance Units or Performance Share Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited; provided, however, that no Performance Cycle for Performance Units or Performance Share Units shall be less than one (1) year.

(d) Payment of Awards. Subject to Section 9.3(c), payment to Participants in respect of vested Performance Share Units and Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Committee may determine that the Award has become vested. Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2. Performance-Based Restricted Stock. The Committee, may grant Awards of Performance-Based Restricted Stock to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement may require that an appropriate legend be placed on Share certificates. Shares in a book entry account in Participant’s name may have appropriate stop transfer instructions to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Performance-Based Restricted Stock shall be subject to the following terms and provisions:

(a) Rights of Participant. Performance-Based Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted or at such other time or times as the Committee may determine; provided, however, that no Performance-Based Restricted Stock shall be issued until the Participant has executed an Award Agreement evidencing the Award, and any other documents which the Committee may require as a condition to the issuance of such Performance-Based Restricted Stock. At the discretion of the Committee, Shares issued in connection with an Award of Performance-Based Restricted Stock may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon issuance of the Shares, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Terms and Conditions. Each Award Agreement shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance-Based Restricted Stock to vest, the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited; provided, however, that no Performance Cycle for Performance-Based Restricted Stock shall be less than one (1) year.

(c) Treatment of Dividends. At the time the Award of Performance-Based Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Participant shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Stock and (ii) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Performance-Based Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Performance-Based Restricted Stock (whether held in cash or in additional Shares of Performance-Based Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance-Based Restricted Stock in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance-Based Restricted Stock shall be forfeited upon the forfeiture of such Performance-Based Restricted Stock.

(d) Delivery of Shares. Upon the lapse of the restrictions on Shares of Performance-Based Restricted Stock awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

9.3. Performance Objectives.

(a) Establishment. With respect to any Performance Awards intended to constitute Performance-Based Compensation, Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per share, (ii) operating income, (iii) return on equity or assets, (iv) cash flow, (v) net cash flow, (vi) cash flow from operations; (vii) EBITDA, (viii) increased revenues, (ix) revenue ratios; (x) cost reductions; (xi) cost ratios; (xii) overall revenue or sales growth, (xiii) expense reduction or management, (xiv) market position, (xv) total shareholder return, (xvi) return on investment, (xvii) earnings before interest and taxes (EBIT), (xviii) net income, (xix) return on net assets, (xx) economic value added, (xxi) shareholder value added, (xxii) cash flow return on investment, (xxiii) net operating profit, (xxiv) net operating profit after tax, (xxv) return on capital, (xxvi) return on invested capital or (xxvii) any combination of the foregoing. With respect to Performance Awards not intended to constitute Performance-Based Compensation, Performance Objectives may be based on any of the foregoing or any other performance criteria as may be established by the Committee. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. In the case of a Performance Award which is intended to constitute Performance-Based Compensation, the Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which a quarter of the Performance Cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the Performance Cycle and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(b) Effect of Certain Events. The Committee may, at the time the Performance Objectives in respect of a Performance Award are established, provide for the manner in which performance will be measured against the Performance Objectives to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period (i) the gain, loss, income or expense resulting from changes in accounting principles or tax laws that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; or (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee at the time the Performance Objectives are established. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee and, in respect of Performance Awards intended to constitute Performance-Based Compensation, such adjustments shall be permitted only to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of any Performance Award as Performance-Based Compensation.

(c) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance-Based Compensation. In respect of a Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of Shares to be issued or that have been issued and that become vested or on which restrictions lapse. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Performance Award intended to constitute

Performance-Based Compensation if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as Performance-Based Compensation.

(d) Effect of Change in Control. Any specific terms applicable to a Performance Award in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

10. Share Awards.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11. Effect of Termination of Employment; Transferability.

11.1. Termination. The Award Agreement evidencing the grant of each Award shall set forth the terms and conditions applicable to such Award upon Termination, which shall be as the Committee may, in its discretion, determine at the time the Award is granted or at anytime thereafter, and which terms and conditions may include provisions regarding the treatment of an Award in the event of a Termination by reason of a divestiture of any Subsidiary or Division or other assets of the Company or any Subsidiary.

11.2. Transferability of Awards and Shares.

(a) Non-Transferability of Awards. Except as set forth in Section 11.2(c) or (d) or as otherwise permitted by the Committee and as set forth in the applicable Award Agreement, either at the time of grant or at anytime thereafter, no Award shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this Section 11.2 shall be null and void.

(b) Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded and restrictions under any blue sky or state securities laws applicable to such Shares.

(c) Transfers By Will or by Laws of Descent or Distribution. Any Award may be transferred by will or by the laws of descent or distribution; provided, however, that (i) any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Agreement; and (ii) the Participant’s estate or beneficiary appointed in accordance with this Section 11.2(c) will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(d) Beneficiary Designation. Each Participant may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Participant under any Award granted under the Plan in the event of the Participant’s death before he or she receives any or all of such benefit or exercises such Award. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits under Awards remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death shall be paid to or exercised by the Participant’s estate.

12. Adjustment upon Changes in Capitalization.

12.1. In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (a) the maximum number and class of Shares or other stock or securities with respect to which Awards may be granted under the Plan, (b) the maximum number and class of Shares or other stock or securities that may be issued upon exercise of Incentive Stock Options, (c) the maximum number and class of Shares or other stock or securities with respect to which Awards may be granted to any Eligible Individual in any calendar year, (d) the number and class of Shares or other stock or securities, cash or other property which are subject to outstanding Awards granted under the Plan and the exercise price therefore, if applicable, and (e) the Performance Objectives.

12.2. Any such adjustment in the Shares or other stock or securities (a) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code, (b) subject to outstanding Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Awards as Performance-Based Compensation and (c) with respect to any Award that is not subject to Section 409A of the Code, in a manner that would not subject the Award to Section 409A of the Code and, with respect to any Award that is subject to Section 409A of the Code, in a manner that complies with Section 409A of the Code and all regulations and other guidance issued thereunder.

12.3. If, by reason of a Change in Capitalization, pursuant to an Award, a Participant shall be entitled to, or shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award, prior to such Change in Capitalization.

13. Effect of Certain Transactions.

13.1. Except as otherwise provided in the applicable Award Agreement, in connection a Corporate Transaction, either:

(i) outstanding Awards shall, unless otherwise provided in connection with the Corporate Transaction, continue following the Corporate Transaction and shall be adjusted if and as provided for in the agreement or plan (in the case of a liquidation or dissolution) entered into or adopted in connection with the Corporate Transaction (the “Transaction Agreement”), which may include, in the sole discretion of the Committee or the parties to the Corporate Transaction, the assumption or continuation of such Awards by, or the substitution for such Awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property subject to such new awards, exercise prices and other terms of such new awards as the Committee or the parties to the Corporate Transaction shall agree, or

(ii) outstanding Awards shall terminate upon the consummation of the Corporate Transaction; provided, however, that vested Awards shall not be terminated without:

(iii) (i) in the case of vested Options and Stock Appreciation Rights (including those Options and Stock Appreciation Rights that would become vested upon the consummation of the Corporate Transaction), (1) providing the holders of affected Options and Stock Appreciation Rights a period of at least fifteen (15) calendar days prior to the date of the consummation of the Corporate Transaction to exercise the Options and Stock Appreciation Rights, or (2) providing the holders of affected Options and Stock Appreciation Rights payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each Share covered by the Option or Stock Appreciation Rights being cancelled an amount equal to the excess, if any, of the per Share price to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith) over the Option Price of the Option or the Base Price of the Stock Appreciation Rights, or

(iv)(ii) in the case vested Awards other than Options or Stock Appreciation Rights (including those Awards that would become vested upon the consummation of the Corporate Transaction), providing the holders of affected Awards payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each Share covered by the Award being cancelled of the per Share price to be paid or distributed to stockholders in the Corporate Transaction, in each case with the value of any non-cash consideration to be determined by the Committee in good faith.

(v) For the avoidance of doubt, if the amount determined pursuant to clause (b)(i)(2) above is zero or less, the affected Option or Stock Appreciation Rights may be cancelled without any payment therefor.

13.2. Without limiting the generality of the foregoing or being construed as requiring any such action, in connection with any such Corporate Transaction the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to any Corporate Transaction (and any such action may be made contingent upon the occurrence of the Corporate Transaction):

(a) cause any or all unvested Options and Stock Appreciation Rights to become fully vested and immediately exercisable (as applicable) and/or provide the holders of such Options and Stock Appreciation Rights a reasonable period of time prior to the date of the consummation of the Corporate Transaction to exercise the Options and Stock Appreciation Rights;

(b) with respect to unvested Options and Stock Appreciation Rights that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Share covered by the Option or Stock Appreciation Right being terminated in an amount equal to all or a portion of the excess, if any, of the per Share price to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith) over the exercise price of the Option or the Base Price of the Stock Appreciation Right, which may be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or, to the extent permitted by Section 409A of the Code, at such other time or times as the Committee may determine;

(c) with respect to unvested Awards (other than Options or Stock Appreciation Rights) that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Share covered by the Award being terminated in an amount equal to all or a portion of the per Share price to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith), which may be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or, to the extent permitted by Section 409A of the Code, at such other time or times as the Committee may determine.

(i) 13.3(a) Notwithstanding anything to the contrary, the Committee may, in its sole discretion, provide in the Transaction Agreement or otherwise for different treatment for different Awards or Awards held by different Participants and, where alternative treatment is available for a Participant’s Awards, may allow the Participant to choose which treatment shall apply to such Participant’s Awards.

(ii)(b) Any action permitted under this Section 13 may be taken without the need for the consent of any Participant. To the extent a Corporate Transaction also constitutes a Change in Capitalization and action is taken pursuant to this Section 13 with respect to an outstanding Award, such action shall conclusively determine the treatment of such Award in connection with such Corporate Transaction notwithstanding any provision of the Plan to the contrary (including Section 12).

(iii)(c) To the extent the Committee chooses to make payments to affected Participants pursuant to Section 13.1(b)(i)(2) or (ii) or Section 13.2(b) or (c) above, any Participant who has not returned any letter of transmittal or similar acknowledgment that the Committee requires be signed in connection with such payment within the time period established by the Committee for returning any such letter or similar acknowledgement shall forfeit his or her right to any payment and his or her associated Awards may be cancelled without any payment therefor.

14. Interpretation.

14.1. Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

14.2. Compliance with Section 409A. All Awards granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and all regulations and other guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Award) to cause the Plan or any Award granted hereunder to comply with Section 409A of the Code and all regulations and other guidance issued thereunder or to not be subject to Section 409A of the Code. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A of the Code and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

14.3. Section 162(m). Unless otherwise determined by the Committee at the time of grant, each Option, Stock Appreciation Right and Performance Award granted to an Eligible Individual who is also a Covered Employee is intended to be Performance Based Compensation. Unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to an Award that is intended to be Performance-Based Compensation does not comply or is inconsistent with Section 162(m) of the Code or the regulations promulgated thereunder (including IRS Regulation § 1.162-27), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable in connection with any such Award upon the attainment of the Performance Objectives.

15. Term; Plan Termination and Amendment of the Plan; Modification of Awards.

15.1. Term. The Plan shall terminate on the Plan Termination Date and no Award shall be granted after that date. The applicable terms of the Plan and any terms and conditions applicable to Awards granted prior to the Plan Termination Date shall survive the termination of the Plan and continue to apply to such Awards.

15.2. Plan Amendment or Plan Termination. The Board may earlier terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) no such amendment, modification, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement, no other amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

15.3. Modification of Awards. No modification of an Award shall adversely alter or impair any rights or obligations under the Award without the consent of the Participant.

16. Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17. Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Award other than at the sole discretion of the Committee;

(b) limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of or the provision of services by any person at any time;

(c) be evidence of any agreement or understanding, express or implied, that the Company will pay any person at any particular rate of compensation or for any particular period of time; or

(d) be evidence of any agreement or understanding, express or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18. Regulations and Other Approvals; Governing Law.

18.1. Governing Law. Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2. Compliance with Law.

(a) The obligation of the Company to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

(c) Each grant of an Award and the issuance of Shares or other settlement of the Award is subject to compliance with all applicable federal, state and foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any federal, state or foreign law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be or shall be deemed to be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any person exercising an Option or receiving Shares in connection with any other Award shall make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

18.3. Transfers of Plan Acquired Shares. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

19. Miscellaneous.

19.1. Forfeiture Events; Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award.

19.2. Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to or, subject to Section 3.5, in substitution for one or more Awards previously granted to that Eligible Individual.

19.3. Withholding of Taxes.

(a) The Company or any of its Subsidiaries may withhold from any payment of cash or Shares to a Participant or other person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Award under the Plan. The Company or any of its Subsidiaries shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by the Company or any of its Subsidiaries to meet any tax reporting obligation as a condition to exercise or before making any payment or the issuance or release of any Shares pursuant to an Award. If specified in an Award Agreement at the time of grant or otherwise approved by the Committee, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Award, elect to (i) make a cash payment to the Company, (ii) have withheld a portion of the Shares then issuable to him or her or (iii) surrender Shares owned by the Participant prior to the exercise, vesting or other settlement of an Award, in each case having an aggregate Fair Market Value equal to the withholding taxes.

(b) If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.4. Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award granted under the Plan.

C&J ENERGY SERVICES, INC. 10375 RICHMOND AVENUE SUITE 2000 HOUSTON, TX 77042

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you would like to attend the Annual Meeting and vote in person, please review the requirements in the accompanying proxy statement. For directions to and a map of the Annual Meeting, visit the Investor Relations portion of the company’s website at www.cjenergy.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44905-P24427	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

C&J ENERGY SERVICES, INC. The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors				☐	☐	☐
Nominees
01)	Joshua E. Comstock	05)	Michael Roemer
02)	Randall C. McMullen, Jr.	06)	H.H.“Tripp” Wommack, III
03)	Darren M. Friedman	07)	C. James Stewart, III
04)	James P. Benson

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2. Approval of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan								☐	☐	☐
3. Advisory vote to approve named executive officer compensation								☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of executive compensation advisory votes							☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
5. Ratification of the appointment of UHY LLP as the independent registered public accounting firm of C&J Energy Services, Inc. for the fiscal year ending December 31, 2012								☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend the Annual Meeting.				☐ Yes	☐ No	NOTE: In their discretion, the proxies are authorized to vote upon such other business that is properly presented at the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on

May 29, 2012:

The Notice of the Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ending December 31, 2011 are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M44906-P24427

C&J ENERGY SERVICES, INC.

Annual Meeting of Stockholders

May 29, 2012 9:00 AM, CDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of C&J Energy Services, Inc. hereby appoint(s) Joshua E. Comstock and Theodore R. Moore and each of them, as proxies with full power of substitution and hereby authorizes them to represent and to vote all of the shares of common stock of C&J Energy Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT, on May 29, 2012, at the Westin Houston Memorial City, 945 Gessner Road, Houston, TX 77024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side